EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

WIRELESS FACILITIES, INC.

WFI GOVERNMENT SERVICES, INC.,

HORSESHOE MERGER SUB, INC.,

HIGH TECHNOLOGY SOLUTIONS, INC.

and the MAJOR HOLDERS OF HIGH TECHNOLOGY SOLUTIONS, INC.

December 22, 2003

i

ii

iii

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”), dated as of December 22, 2003, is by and among (i) Wireless Facilities, Inc. a Delaware corporation (“WFI”), (ii) WFI Government Services, Inc., a Delaware corporation and wholly-owned subsidiary of WFI (“Parent”), (iii) Horseshoe Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), (iv) High Technology Solutions, Inc., a Delaware corporation (the “Company”) and (v) those Stockholders listed on Schedule A hereto (the “Major Holders” and together with the Company, WFI, Parent and Merger Sub (the “Parties”).

RECITALS

A. This Agreement and the merger of Merger Sub with and into the Company (the “Merger”) have been approved by the respective boards of directors of WFI, Parent, Merger Sub and the Company and the stockholders of the Company (the “Stockholders”) and Parent, as the sole stockholder of Merger Sub.

B. In exchange for all outstanding securities of the Company, Parent will pay $48,750,000 (the “Purchase Price”), subject to adjustment pursuant to ARTICLE II and ARTICLE VII.

C. The Major Holders have agreed to Parent placing a portion of the Stock Consideration and the Option Consideration they receive into escrow, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in ARTICLE II and ARTICLE VII.

D. As an inducement for WFI and Parent to enter into this Agreement, Mr. Allan Camaisa has entered into a non-competition and non-interference agreement with WFI and Parent (the “Non-Competition Agreement”), pursuant to which he has agreed not to compete or interfere with the business of the Company for a period of three years from the Closing Date.

E. The Parties desire to make certain representations and warranties and other agreements in connection with the Merger as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, WFI, Parent, Merger Sub, the Company and the Major Holders agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time (as defined below), subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “Delaware Law”), Merger Sub shall be merged with and into the Company, Merger Sub’s separate corporate existence shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent (the “Surviving Corporation”).

Section 1.2 Effective Time. Subject to the provisions of this Agreement, the Company, Parent and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit A (the “Merger Certificate”) and other appropriate documents with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the Delaware Law, as soon as practicable after the Closing Date. The Merger shall become effective upon the filing of the Merger Certificate (the “Effective Time”).

Section 1.3 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1100, San Diego, California, commencing at 9:00 a.m. local time on January 5, 2004 or such other later date to be designated by Parent which shall not be more than five (5) business days after the date on which the last of the conditions in ARTICLE VI has been satisfied or waived or at such other time, date and place as Parent and Company may mutually determine (the “Closing Date”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Merger Certificate and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges and powers of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be Highland, Inc.) until thereafter amended. The Bylaws of the Merger Sub immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until thereafter amended.

Section 1.6 Directors and Officers. Merger Sub’s directors and officers immediately prior to the Effective Time shall be the Surviving Corporation’s initial directors and officers and shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Effect on Capital Stock. At the Effective Time, because of the Merger and without any further action on the part of Parent, Merger Sub, or the Company:

(a) Common Stock of Merger Sub. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, and non-assessable share of the common stock of the Surviving Corporation.

(b) Preferred Stock of the Company. At the Effective Time and subject to Section 2.7, to the extent not converted into shares of the common stock of the Company (“Company Common Stock”) prior to the Effective Time, each share of the preferred stock of the Company (“Company Preferred Stock” and together with Company Common Stock, the “Company Shares”), issued and outstanding immediately prior to the Effective Time, if any, shall be converted into and be exchangeable for the right to receive an amount of cash as set forth on Schedule 2.1 (collectively, the “Preferred Stock Consideration”). Schedule 2.1 shall be updated by the Company, in consultation with Parent, and delivered to Parent at Closing (the “Stockholder Table”).

(c) Common Stock of the Company. At the Effective Time and subject to Section 2.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for the right to receive an amount of cash as set forth on the Stockholder Table (collectively, the “Common Stock Consideration” and together with the Preferred Stock Consideration, the “Stock Consideration”).

(d) Company Stock Certificates. At the Effective Time, each Company Share shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate (a “Company Stock Certificate”) that, immediately prior to the Effective Time, represented outstanding Company Shares shall cease to have any rights with respect thereto, except the right to receive the Stock Consideration.

(e) Stock Transfer Books. After the Effective Time, the Company’s stock transfer books shall be closed and there shall be no further transfers of Company Shares. If, at or after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged in accordance with this Agreement.

Section 2.2 Stock Options.

(a) WFI, Parent and the Surviving Corporation shall not assume any Company Options or substitute similar options for the Company Options. All Company Options that are not exercised prior to the Effective Time will terminate and expire as of the Effective Time. The Company shall give written notice (the form and substance of which shall be subject to review and approval of the Parent) to the holders of all Company Options which shall specifically: (i) provide notice of the termination of such Company Options if not exercised prior to the Effective Time; and (ii) inform the holders of Company Options that, if they do not exercise their options prior to the day before the Effective Time, that they will automatically participate in a deemed Company Option exercise program (the “Option Exercise Program”) under which all vested and unexercised Company Options as of the day prior to the Effective Time will be deemed exercised by the Company without any action taken, or exercise price required to be paid, by the holders of such Company Options. At or after the Effective Time, holders of Company Options which were exercised by the Company under the Option Exercise Program, will receive a payment, as a result of their Company Option exercises, in an amount of cash (net of applicable withholding taxes) as set forth opposite such holder’s name on the Stockholder Table (the “Option Consideration”). The Company shall take all necessary actions (including providing all required notices and obtaining all applicable consents) to ensure that all Company Options and all Company Option Plans are terminated at the Effective Time. Notwithstanding the foregoing, the Option Consideration shall be subject to reduction pursuant to Section 2.6 and, for the Major Holders, ARTICLE VII, of this Agreement.

(b) From and after the Effective Time, other than as expressly set forth in this Section 2.2, no holder of a Company Option shall have any other rights in respect thereof other than to receive an amount of Option Consideration for his or her Company Options as set forth in this Section 2.2.

Section 2.3 Warrants. All Company Warrants that are not exercised prior to the Effective Time will terminate and expire as of the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary to effectuate such termination at the Effective Time.

Section 2.4 Treasury Stock. All shares of capital stock of the Company held on the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no consideration shall be delivered or deliverable in exchange therefor.

Section 2.5 Surrender of Certificates and Company Options.

(a) Exchange Fund. Prior to the Effective Time, Parent and the Company shall mutually appoint a commercial bank or trust company to act as exchange agent (the ”Exchange Agent”) hereunder for the purpose of exchanging Company Shares and Company Options for the Stock Consideration and Option Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the Stockholders and holders of Company Options (the “Option Holders” and together with the Stockholders, the “Security Holders”), the Stock Consideration, the Management Contract Fees and the Option Consideration less the Escrow Cash (the ”Exchange Fund”).

(b) Exchange Procedures. At the Closing, the Security Holders shall have the right to surrender their Company Stock Certificates and Company Options to the Exchange Agent in return for the Stock Consideration and the Option Consideration to which they are entitled as a result of the Merger or the surrender of Company Options pursuant to Section 2.3. As soon as reasonably practicable after the Effective Time (and in any event within three business days after the Effective Time), the Surviving Corporation and Parent shall use Commercially Reasonable Efforts to cause the Exchange Agent to mail to each Security Holder (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Company Stock Certificates and/or Company Options shall pass only upon delivery of the Company Stock Certificates and/or Company Options to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify, and (ii) instructions for effecting the surrender of such Company Stock Certificates and/or Company Options in exchange for the Stock Consideration and/or the Option Consideration. Upon surrender of a Company Stock Certificate or Company Option to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the Security Holder shall receive the amount of Stock Consideration or Option Consideration that such Security Holder has the right to receive pursuant to the provisions of this ARTICLE II, less a Security Holder’s Pro Rata Share of the Escrow Cash if such Security Holder is a Major Holder.

(c) No Further Ownership Rights in Company Shares or Company Options. All portions of the Stock Consideration and Option Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares or Company Options.

(d) Lost, Stolen, or Destroyed Company Stock Certificates or Company Options. If any Company Stock Certificates or documents evidencing Company Options (collectively, “Documents”) have been lost, stolen, or destroyed, the Exchange Agent shall issue the applicable portion of the Stock Consideration or Option Consideration deliverable in respect thereof upon (i) the making of an affidavit of that fact by the Person claiming such Documents to be lost, stolen, or destroyed and (ii) if the Surviving Corporation reasonably requires, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Documents.

(e) No Liability. WFI, Parent and the Surviving Corporation shall not be liable to any current or former Security Holder for any portion of the Stock Consideration or the Option Consideration, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.6 Withholding Rights.

(a) Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Stock Consideration and the Option Consideration otherwise payable pursuant to this Agreement to a Security Holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law.

(b) Without limiting Section 2.6(a), Parent and the Company acknowledge that the Company will be required to withhold taxes from the Option Consideration payable to Option Holders who are employees of the Company (“Employee Option Holders”). The Stockholder Table indicates the Option Holders who are Employee Option Holders. Parent and the Surviving Corporation shall cause the Exchange Agent to wire directly to the Company’s payroll processing company, (the “Payroll Company”), to an account designated in writing by the Payroll Company, the Option Consideration for each Employee Option Holder from whom the documentation required by Section 2.2 has been received, and the Surviving Corporation shall cause the Payroll Company to deduct from the amount so paid in respect of each Employee Option Holder and remit to the appropriate Governmental Body the required tax withholding and prepare and deliver to the Surviving Corporation a check for the balance of such amount payable to the Employee Option Holder. The Surviving Corporation shall promptly pay to the Payroll Company the employer’s matching portion of the amounts so withheld for payment by the Payroll Company to the appropriate Governmental Body.

(c) The Surviving Corporation will include in the Form W-2 issued to each Employee Option Holder for each taxable year the portion of the Option Consideration which is actually paid to such Employee Option Holder.

(d) To the extent that amounts are withheld from the Stock Consideration and the Option Consideration as provided in this Section 2.6, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Security Holder in respect to which such deduction and withholding was made.

Section 2.7 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and which are held by Stockholders who did not vote in favor of the Merger (the “Dissenting Shares”), which Stockholders comply with all of the relevant provisions of the applicable Law (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Stock Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the applicable Law. If any Dissenting Stockholders shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Company Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Stock Consideration. The Company shall give Parent (a) prompt notice of any demands for appraisal of any Company Shares or attempted withdrawals of such demands and any other instruments served pursuant to applicable Law and received by the Company relating to the Dissenting Stockholder’s rights of appraisal, and (b) the opportunity to direct, in its reasonable business judgment, all negotiations and proceedings with respect to demands for appraisal under applicable Law. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Company Shares held by such Dissenting Stockholder shall thereupon be treated as though such Company Shares had been converted into the right to receive the Stock Consideration pursuant to this Agreement.

Section 2.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all assets, contracts, property, rights, privileges and powers of the Company and Merger Sub, the officers and directors of the Company, WFI, Parent, and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and the Company and Parent shall cause them to take, all such lawful and necessary action.

Section 2.9 Calculation of Amounts Paid at Closing. The amount of cash payable by Parent at the Closing (inclusive of the Escrow Cash) shall be $48,750,000 less the following adjustments:

(a) Funded Indebtedness. The cash amount payable will be adjusted downward, on a dollar for dollar basis, by the amount, if any, by which the Company’s Indebtedness as of the Closing Date, exceeds $0. Such adjustment shall be based on Schedule 2.8(a) (the “Debt Schedule”) which shall be updated by the Company, in consultation with Parent, and delivered to Parent at and as of Closing.

(b) Adjustment Due to Capital Lease Obligations. The cash amount payable will also be reduced downward, on a dollar for dollar basis, by the amount, if any, by which the Company’s Capital Lease Obligations as of the Closing Date, exceeds $0. Such adjustment shall be based on Schedule 2.8(b) (the “CLO Schedule”) which shall updated by the Company, in consultation with Parent, and delivered to Parent at and as of Closing.

(c) Payment of BB&T Fees. The cash amount payable will also be adjusted downward by the aggregate amount of fees and expenses owed by the Company to BB&T Capital Markets (“BB&T”) in connection with the Transactions (the “BB&T Fees”). Parent shall cause the BB&T Fees to be paid in full at the Closing.

(d) Management Contracts. The cash amount payable will also be adjusted downward by the aggregate amount of any amounts due and payable pursuant to certain management contracts, as set forth on Schedule 2.9(d) (the “Management Contract Fees”), which schedule shall not be updated or amended without Parent’s prior written consent notwithstanding any other provision to the contrary contained in this Agreement.

Section 2.10 Post-Closing Purchase Price Adjustment.

(a) Calculation of Post-Closing Purchase Price Adjustment. The Purchase Price will be subject to a post-closing adjustment based on the Company’s actual Working Capital as of the Closing Date (the “Actual Working Capital”) and the Company’s actual Cash and Cash Equivalents as of the Closing Date (the “Actual Cash and Cash Equivalents”), each calculated pursuant to this Section 2.10. Within 5 days following the Closing Date, the Company shall provide to Parent all materials reasonably requested by Parent to perform its calculations pursuant to this Section 2.10. Parent shall perform a calculation of the Actual Working Capital and Cash and Cash Equivalents within 20 days following the Closing Date. Upon completion of its calculations, Parent shall deliver to the Stockholder Agent and the Escrow Agent a copy of its calculation of the Actual Working Capital and the Actual Cash and Cash Equivalents (the “Report”).

(b) Review; Disputes. If the Stockholder Agent disputes the calculations contained in the Report, then the Stockholder Agent shall deliver a written notice (a “Dispute Notice”) to Parent and the Escrow Agent prior to the fifteenth day following his receipt of the Report (“Review Period”). The Dispute Notice shall set forth, in reasonable detail, each disputed item and amount and the basis for the Stockholder Agent’s disagreement, together with supporting calculations. If Parent and the Escrow Agent do not receive a Dispute

Notice prior to the expiration of the Review Period, then the amount of the Actual Working Capital and the Actual Cash and Cash Equivalents contained in the Report shall be deemed accepted by the Stockholder Agent and the Purchase Price shall be adjusted pursuant to Section 2.10(c) below. If Parent and the Escrow Agent have received a Dispute Notice from the Stockholder Agent, then the Stockholder Agent and Parent shall use Commercially Reasonable Efforts to reach agreement on the amount of the Actual Working Capital and the Actual Cash and Cash Equivalents. If the Stockholder Agent and Parent are unable to reach agreement within 10 days after the date the Stockholder Agent received the Dispute Notice, either Party shall have the right to refer such matter to the Neutral Accounting Firm on or after such 10th day. The Neutral Accounting Firm shall determine the Actual Working Capital and the Actual Cash and Cash Equivalents within 15 days of such referral and shall deliver a copy of its calculations (the “Neutral Accounting Firm Calculations”) to the Stockholder Agent, Parent and the Escrow Agent, and such determination shall be final and binding on Parent, the Stockholder Agent, the Escrow Agent and the Stockholders for all purposes of this Agreement. The fees and expenses of the Neutral Accounting Firm shall be paid by Parent if the difference between the Actual Working Capital and the Actual Cash and Cash Equivalents shown in the Report and the Actual Working Capital and the Actual Cash and Cash Equivalents shown in the Neutral Accounting Firm Calculations is more than $10,000 and shall be paid from the Indemnity Escrow (without regard to the threshold for Minimum Damages) if the difference between the Actual Working Capital and the Actual Cash and Cash Equivalents shown in the Report and the Actual Working Capital and the Actual Cash and Cash Equivalents shown in the Neutral Accounting Firm Calculations is equal to or less than $10,000.

(c) Post-Closing Adjustment of Purchase Price. The Purchase Price shall be adjusted upon the first to occur of (i) the expiration of the Review Period, provided there has been no timely delivery of a Dispute Notice, and (ii) the resolution of all matters contained in any timely delivered Dispute Notice whether by mutual agreement of Parent and the Stockholder Agent or by the Neutral Accounting Firm Calculations. The Purchase Price shall be adjusted (i) downward, on a dollar for dollar basis, by the amount, if any, by which the Actual Cash and Cash Equivalents is less than $250,000 (the “Estimated Cash and Cash Equivalents”) and (ii) upward or downward, on a dollar for dollar basis, by the amount, if any, by which the Actual Working Capital is above or below $4,578,968 (the “Estimated Working Capital”) in accordance with the following formula:

[AWC-EWC] - [ECCE-ACCE] = “Adjustment Amount”

AWC =	Actual Working Capital

EWC =	Estimated Working Capital

ECCE =	Estimated Cash and Cash Equivalents

ACCE =	Actual Cash and Cash Equivalents; provided, however, if the Actual Cash and Cash Equivalents exceeds $250,000 then ACCE = $250,000

If the Adjustment Amount is a positive number (the “Upwards Adjustment Amount“), Parent shall contribute the Upwards Adjustment Amount in cash to the Exchange Fund for distribution to the Security Holders pursuant to the Stockholder Table.

If the Adjustment Amount is a negative number (the “Downwards Adjustment Amount“), Parent shall have the right to make a claim from the Indemnity Escrow for the Downwards Adjustment Amount without regard to the threshold for Minimum Damages. If the Downwards Adjustment Amount is greater than the amount of Escrow Cash remaining in the Indemnity Escrow at the time of the adjustment to the Purchase Price, then Parent shall have the right to recover such additional amounts from the Major Holders in accordance with Section 7.2 so that the full Downwards Adjustment Amount may be paid to Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

CONCERNING ACQUIRED ENTITIES

The Company (and each Major Holder with respect to Section 3.31 only), represents and warrants to WFI, Parent and Merger Sub that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement, except as set forth on the schedules the Company has delivered to Parent on the date hereof (the “Company Disclosure Schedules”). The Company Disclosure Schedules are arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE III, and the disclosure in any such numbered and lettered section of the Company Disclosure Schedules shall qualify only the corresponding section in this ARTICLE III and any other sections of ARTICLE III that are specifically cross-referenced (except that any matter disclosed in one section shall also be deemed to constitute an exception to other sections of ARTICLE III if the Company can establish that the relevance of such matter to such other sections was reasonably apparent from the disclosure). Notwithstanding the foregoing, nothing in the Company Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Company Disclosure Schedules identify the exception with reasonable particularity.

Section 3.1 Organization and Qualification.

(a) Each Acquired Entity is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the full and unrestricted corporate power and authority to own, operate and lease its assets, to carry on its business as currently conducted and to perform its obligations under all Contracts. Each Acquired Entity is duly licensed or qualified to conduct business as a foreign corporation and is in good standing as a foreign corporation where such qualification is required, except for jurisdictions where the failure to be so qualified will not have a Material Adverse Effect. To the Company’s Knowledge, there is no pending or threatened, Action for the dissolution, liquidation or insolvency of any Acquired Entity.

(b) Schedule 3.1(b) lists all current directors and officers of the Acquired Entities, showing each such Person’s name, positions, and annual remuneration, bonuses and fringe benefits paid by an Acquired Entity for the current fiscal year and the most recently completed fiscal year.

Section 3.2 Subsidiaries and Equity Interests. The Company has no Subsidiaries. The Company does not own any controlling interest in any Entity and, except for the Equity Interests identified on Schedule 3.2, the Company has never owned, beneficially or otherwise, any direct or indirect Equity Interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest, other than the Acquired Subsidiaries.

Section 3.3 Organizational Documents. Each Acquired Entity has furnished, or made available, to Parent and Merger Sub a true and complete copy of its Organizational Documents, as currently in effect on the date of this Agreement, and in each case certified by the corporate secretary of the Acquired Entity. No Acquired Entity is in violation of any of the provisions of its Organizational Documents.

Section 3.4 Capitalization; Shares and Stockholder Information.

(a) Capitalization. The Company’s authorized capital stock consists of (i) 35,000,000 shares of Company Common Stock; and (ii) 5,000,000 shares of Company Preferred Stock of which 3,700,000 have been designated Series A Convertible Preferred Stock. Schedule 3.4 sets forth the number of shares of each class and series of capital stock that are issued and outstanding as of the date hereof. There are no Equity Interests held in treasury. All of the issued and outstanding Company Shares (i) have been duly authorized and are validly issued, fully paid, and non-assessable, (ii) were issued in compliance with all applicable state and federal securities Laws, (iii) were not issued in Breach of any Commitments, (iv) as of the date hereof are held of record by the Stockholders as set forth in the Stockholder Table, and (v) are not subject to any repurchase option(s) held by the Company. The Stockholder Table also lists (i) all Commitments (including Company Options and Company Warrants) with respect to any Equity Interest of the Company, (ii) the exercise price of such Commitments (including Company Options and Company Warrants), and (iii) with respect to Commitments that are Company Warrants, the termination date of such Commitments. No additional Commitments will arise in connection with the Transactions. There are no Contracts to which the Company is a party, and to the Knowledge of the Company, no other Contracts with respect to the voting or transfer of the Company’s Equity Interests, and the Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

(b) Shares and Stockholder Information. As of the date hereof, each Stockholder holds of record and, to the Company’s Knowledge, owns beneficially, free and clear of any Liens, the number of Company Shares as set forth next to such Stockholder’s name in the Stockholder Table. With respect to each Stockholder, and to the extent known by the Company, the Stockholder Table also sets forth the address, state of residence and federal tax identification number (or social security number, as applicable) of such Stockholder as of the date hereof. To the Company’s Knowledge, no Stockholder is a party to any (i) Contract that could require such Stockholder to sell, transfer, or otherwise dispose of any capital stock of any Acquired Entity or (ii) other Contract with respect to any Equity Interests of any Acquired Entity.

Section 3.5 Power and Authority; Enforceability. Each Acquired Entity has the requisite corporate power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Each Acquired Entity has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of such Acquired Entity’s obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which any Acquired Entity is party has been duly authorized, executed, and delivered by, and is Enforceable against, such Acquired Entity. The Company has obtained the requisite approval of its board of directors and the Stockholders to the Merger, the Transactions and the Transaction Documents in accordance with applicable Law and its Organizational Documents.

Section 3.6 No Conflict; Consents and Required Filings.

(a) The execution, delivery and performance by each of the Acquired Entities of any Transaction Documents to which it is a party and all other agreements, documents, certificates or other instruments contemplated hereby or thereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation of the Transactions, does not and will not: (i) conflict with, or violate any provision of, the Organizational Documents of such Acquired Entity; (ii) to the Company’s Knowledge, conflict with or violate any Law, including without limitation the national security laws as implemented by the National Industrial Security Program Operating Manual, (DOD 5220 22-M), applicable to the Acquired Entities or any of their assets; (iii) conflict with, result in any Breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default) or result in the termination or acceleration of, or create in another Person, a put right, purchase obligation or similar right under, any Contract, Order or Permit to which an Acquired Entity is a party or by which an Acquired Entity, or any of its assets, may be bound; (iv) result in or require the creation or imposition of, or result in the acceleration of, any Indebtedness or any Encumbrance of any nature upon, or with respect to, an Acquired Entity or any of the assets now owned or hereafter acquired; (v) trigger any rights of first refusal, preferential purchase, or similar rights; or (vi) to the Company’s Knowledge, cause the recognition of gain or loss for Tax purposes with respect to any Acquired Entity or subject any Acquired Entity or its assets to any Tax.

(b) The execution and the delivery of the Transaction Documents to which an Acquired Entity is a party by such Acquired Entity and the performance of its obligations hereunder and thereunder, and consummation of the Transactions hereby and thereby by each Acquired Entity will not, except the Consents set forth in Schedule 3.6(b): (i) require any

Consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Agreement; or (ii) result in or give rise to any material penalty, forfeiture, agreement termination, right of termination, amendment or cancellation, or restriction on business operations of an Acquired Entity.

(c) To the Company’s Knowledge all returns, reports, statements and other documents required to be filed by the Acquired Entities with any Governmental Body have been filed in a timely manner and complied with and are true, correct and complete in all material respects (and any related fees required to be paid have been paid in full). All material records of every type and nature relating to the business, operations or assets of the Acquired Entities have been maintained in all material respects in accordance with good business practices, and to the Company’s Knowledge, in accordance with the rules of any Governmental Body and are maintained at the offices of the appropriate Acquired Entity.

(d) No Governmental Body or other Person has notified the Acquired Entities that such Governmental Body or other Person intends to object to the Transactions, which shall include, for this purpose, any objection to the operations of the business of the Acquired Entities as an Affiliate of WFI, Parent and Merger Sub. The Company is not aware of any fact or circumstance related to it that would reasonably be expected to (i) cause the filing of any objection to any application for any governmental Consent required hereunder, (ii) lead to any delay in processing such application or (iii) require any waiver of any governmental rule, policy or other applicable Law.

Section 3.7 Intellectual Property.

(a) Schedule 3.7 identifies each item of Intellectual Property (i) owned by an Acquired Entity, (ii) owned by any third party and used by an Acquired Entity pursuant to a Contract or (iii) otherwise used by an Acquired Entity, and to the Knowledge of the Company, not otherwise generally used by Persons similarly situated (including, in each case, specification of whether each such item is owned, licensed or used by an Acquired Entity). In addition, the Acquired Entities have not licensed (as licensor), sublicensed (as sublicensor) or entered into any other agreement with respect to the use of any Intellectual Property except to the U.S. government pursuant to a Government Contract or to a subcontract under a Government Contract.

(b) The Acquired Entities either own or have adequate rights to use all of the Intellectual Property that is necessary to, and currently used for, their businesses as now conducted or as currently proposed to be conducted, and such Intellectual Property is free and clear of Encumbrances. To the Company’s Knowledge, the U.S. government has no claim to ownership of any of the Intellectual Property.

(c) To the Company’s Knowledge, no third party is infringing upon any of the Acquired Entities’ Intellectual Property, and the Acquired Entities have not notified any third party that they believe such third party is interfering with, infringing, or misappropriating any of the Acquired Entities’ Intellectual Property or engaging in any act of unfair competition. To the Company’s Knowledge, the Acquired Entities have the right to bring an action for the infringement of all of their Intellectual Property that is owned by the Acquired Entities.

(d) Each of the Acquired Entities has and enforces a policy requiring each employee, director, consultant and contractor to execute a confidentiality and non-disclosure agreement substantially in the form previously provided to Parent, and each present and former employee, director, consultant and contractor has either executed such an agreement or has agreed to be bound by an employee handbook or manual containing similar provisions.

(e) To the Company’s Knowledge, the operation of the business of each of the Acquired Entities as they are currently conducted or currently proposed to be conducted does not and will not when conducted in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property right of any Person, infringe any issued United States patent, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. To the Company’s Knowledge, there are no pending or threatened claims against the Acquired Entities alleging that the conduct of their businesses infringes any Intellectual Property rights of others. None of the current officers or employees of the Acquired Entities have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Acquired Entities in the furtherance of the business, for which the patents or applications have not been assigned to the Acquired Entities, with assignment duly recorded in the United States Patent and Trademark Office.

(f) Neither this Agreement nor the Transactions will result in (i) the Acquired Entities granting to any Person any right to or with respect to any Intellectual Property right owned by, or licensed to, them, (ii) the Acquired Entities being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) the Acquired Entities being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Acquired Entities prior to the Closing.

(g) To the Company’s Knowledge, no Person (including, without limitation, any prior employer of any employee of the Acquired Entities) has any right to or interest in any Intellectual Property rights assigned to the Acquired Entities or any Subsidiary by any current or former, consultant or independent contractor or employee. To the Knowledge of the Company, it is not nor will it be necessary in order to conduct the business of the Acquired Entities as heretofore conducted to use any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Acquired Entities.

Section 3.8 Financial Statements and Condition.

(a) The Company has prepared and delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the Company’s audited balance sheets, consolidated statement of operations, statements of stockholders’ equity, and statements of cash flow as of and for the fiscal years ended on August 31, 2001, August 30, 2002 and August 29, 2003, in each case prepared in accordance with GAAP (the “Audited Financial Statements”), and (ii) the unaudited balance sheet, consolidated statement of operations, statement of stockholders’ equity and statement of cash flow (the “Interim Financial Statements”), as of and for the three months ended November 28, 2003 (the “Balance Sheet Date”). A true and complete copy of the Company Financial Statements has been delivered to Parent and Merger Sub and are included as Schedule 3.8.

(b) The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are accurate and complete in all respects and present fairly the financial condition of the Acquired Entities as of such dates and the results of operations of the Acquired Entities for such periods, and are consistent with the books and records of the Acquired Entities; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(c) Each Acquired Entity maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Schedule 3.8(d) lists all of the changes in the methods of accounting or accounting practices or policies of the Acquired Entities since August 30, 2002.

(e) Schedule 3.8(c) lists all of the non-audit services provided by Ernst & Young LLP, the Company’s independent public accountants, since September 30, 2000.

(f) Schedule 2.8(a) and Schedule 2.8(b) list all the Company’s Indebtedness and CLO.

Section 3.9 Absence of Certain Developments. Except as disclosed in Schedule 3.9, since the Balance Sheet Date:

(a) the business of each of the Acquired Entities has been conducted in the Ordinary Course of Business and there have been no events, series of events, occurrences or the lack of occurrences, facts, conditions, changes, developments or effects that singularly or in the aggregate, have had or could reasonably be expected to have or result in a Material Adverse Effect;

(b) no Acquired Entity has sold, leased, transferred, or assigned any assets (other than for a fair consideration in the Ordinary Course of Business and for a value not exceeding $15,000 singularly or $50,000 in the aggregate);

(c) no Acquired Entity has entered into any Contract (or series of related Contracts) either involving more than $20,000 or outside the Ordinary Course of Business;

(d) no Encumbrance has been imposed upon any assets of any Acquired Entity;

(e) no Acquired Entity has made any capital expenditure (or series of related capital expenditures) involving more than $15,000 individually, $50,000 in the aggregate, or outside the Ordinary Course of Business;

(f) no Acquired Entity has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person involving more than $15,000 singularly, $50,000 in the aggregate, or outside the Ordinary Course of Business;

(g) no Acquired Entity has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any liability for borrowed money or capitalized lease Contract either involving more than $15,000 individually or $50,000 in the aggregate;

(h) no Acquired Entity has delayed or postponed the payment of accounts payable or other Liabilities either involving more than $5,000 individually or $20,000 in the aggregate or outside the Ordinary Course of Business;

(i) no Acquired Entity has canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than $20,000 or outside the Ordinary Course of Business;

(j) no Acquired Entity has entered into any Contracts or granted any rights to a third party or with respect to any Intellectual Property outside the Ordinary Course of Business;

(k) there has been no change made or authorized to be made to the Organizational Documents of any Acquired Entity;

(l) no Acquired Entity has issued, sold, or otherwise disposed of any of its Equity Interests;

(m) no Acquired Entity has declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests (other than dividends and other transactions solely among the Acquired Entities);

(n) no Acquired Entity has experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties;

(o) no Acquired Entity has made any loan to, or entered into any other transaction with, any of its directors, officers, or employees;

(p) no Acquired Entity has entered into any employment, collective bargaining, or similar Contract or modified the terms of any existing such Contract;

(q) no Acquired Entity has committed to pay any bonus to or granted any increase in the base compensation of (i) any director or officer, or an employee who is also a Stockholder or an Affiliate of a Stockholder, or (ii) outside of the Ordinary Course of Business, any of its other employees;

(r) no Acquired Entity has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) no Acquired Entity has made any other change in employment terms (including without limitation, changes to bonus structures or fringe benefits) for (i) any officer or employee thereof that is a Stockholder or an Affiliate thereof, or (ii) outside of the Ordinary Course of Business, any of its other directors, officers, or employees;

(t) no Acquired Entity has made or pledged to make any charitable or other capital contribution either involving more than $15,000 (individually or in the aggregate) or outside the Ordinary Course of Business; and

(u) there has not been any other occurrence, event, incident, action, failure to act, or transaction with respect to the Acquired Entities either involving more than $15,000 individually or $50,000 in the aggregate, or outside the Ordinary Course of Business.

Section 3.10 Liabilities. To the Company’s Knowledge, the Company has no absolute, accrued, contingent or other liabilities or obligations of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities or obligations identified or reserved against in the Interim Financial Statements; and (ii) current liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date.

Section 3.11 Litigation; Compliance with Laws and Court Orders; Permits.

(a) To the Company’s Knowledge, there is no pending Action to which any Acquired Entity is a party, and no third party has threatened in writing or verbally to make any Acquired Entity a party to any Action: (i) that involves any Acquired Entity or any of the material assets owned or used by any Acquired Entity or any third party whose liability any Acquired Entity has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or the Transactions; or (iii) which would have (individually or in the aggregate) a Material Adverse Effect on any Acquired Entity. None of the Acquired Entities have Knowledge of any basis for any such Action against any of the Acquired

Entities or any of the Acquired Entities’ officers or directors that would reasonably be expected to have a Material Adverse Effect.

(b) There is no Order to which any Acquired Entity, or any of the material assets owned or used by any Acquired Entity, is subject. To the Knowledge of the Company, no officer or other employee of any Acquired Entity is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to any Acquired Entity’s business.

(c) To the Company’s Knowledge, each Acquired Entity and its respective predecessors and Affiliates has materially complied, and is in material compliance with, all applicable Laws, awards, orders, judgments, government guidelines and policies, decrees and injunctions, including all Laws and orders pertaining to employment or labor, safety, health, zoning, Government Contracts, export and import regulations, and other matters. To the Company’s Knowledge, no Action is pending or threatened against any Acquired Entity alleging any such failure to comply. To the Company’s Knowledge, no expenditures outside the Ordinary Course of Business are, or based on applicable Law will be, required of any Acquired Entity for it and its business and operations to remain in compliance with applicable Law.

(d) To the Company’s Knowledge, each Acquired Entity possesses all Permits required to be obtained for the lawful conduct of its business and operations. Schedule 3.11(d) sets forth a list of all such Permits. To the Company’s Knowledge, each Acquired Entity has complied in all respects and is in compliance in all respects with all Permits.

Section 3.12 Real Property Leases. Schedule 3.12 lists each real property lease, sublease and occupancy agreement to which an Acquired Entity is a party and the expiration date of such lease (collectively, the “Leases”). Complete copies of the Leases (each as amended to date) listed on Schedule 3.12 have been provided to Parent. The Acquired Entity is the owner and holder of the leasehold estates purported to be granted to it by the Leases. Each Lease is in full force and effect and, to the Knowledge of Company, constitutes a legal, valid and binding obligation of, and is legally enforceable in all material respects against, the respective parties thereto. The Acquired Entity has performed all material obligations under each Lease required to be performed by it to date. To the Knowledge of the Company, no party is in default in any material respect under any of the Leases, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a material default. The Company does not own or hold interests (other than as a tenant under the Leases) in any real property.

Section 3.13 Government Contracts.

(a) Schedule 3.13(a)(i) lists all of the Company’s Government Contracts, providing for each: (i) the project and customer name, (ii) the project and the Government Contract number and status, (iii) the project classification and period of performance, (iv) where applicable, the Government Contract value fee, value cost, value total, funded value fee, funded value cost and funded value total and (v) the ITD billed amount and retainage amount.

(b) Schedule 3.13(b) lists the Company’s Government Contracts that generated over $1,000,000 in the fiscal year ended August 29, 2003, providing for each: (i) the Government Contract number and the name of each Governmental Body that is a party to such Government Contract, (ii) the government contracting officer and such officer’s phone number, (iii) the dollar value of the Government Contract, (iv) the type of Government Contract, (v) the performance term (base year and number of option years) and the current performance period, (vi) the Company’s contract administrator and such administrator’s phone number, (vii) the Company’s project manager and such manager’s phone number, (viii) a description of the products and services provided under the terms of such Government Contract, (ix) a list all major subcontractors/vendors and the work/items they provide and dollar value of the relevant Government Subcontract with an indicate if any are directed sources, (x) a list of all Government Property provided in connection with such Government Contract, (xi) a list of all government-owned, government-operated, government-controlled or government provided facilities or accommodations necessary for or used in performance of such Government Contract, (xii) an identification of any secure or classified facilities or requirements on such Government Contract, and (xiii) an identification of any team arrangement or joint venture that was entered into or is applicable to such Government Contract.

(c) Except as set forth in Schedule 3.13(c):

(i) (A) The Company’s Government Contracts are Enforceable against the Acquired Entity and, to the Company’s Knowledge, such Government Contracts are Enforceable against the other parties thereto. (B) The Company has complied in all material respects with each Government Contract, including all clauses, provisions, representations, certifications and requirements incorporated expressly, by reference or by operation of law therein.

(ii) (A) Neither the U.S. government nor any prime contractor, subcontractor or other person has notified the Company in writing, orally, or otherwise provided notification to the Knowledge of the Company, that the Company has Breached any Law, certification, representation, clause, provision, requirement, or implied duty pertaining to any Government Contract. (B) No termination for convenience is in effect and no termination for default, cure notice, show cause notice or notice of Breach, has been issued or received, or is reasonably anticipated to be issued or received, pertaining to any Government Contract. (C) No material cost incurred by the Company pertaining to any Government Contract has been questioned or challenged by representatives of a Governmental Body, or is, to the Company’s Knowledge, the subject of any investigation, or has been disallowed by the U.S. government, any Governmental Body or another contractor. (D) None of the Company’s fixed-price Government Contracts have cost overruns that when offset by cost underruns exceed $25,000, nor have any of the Company’s cost-type Government Contracts triggered the limitation of funds or limitation of cost clauses of such contracts or exceeded the ceiling costs on such contracts without the appropriate notices being provided.

(iii) (A) None of the Company or, to the Company’s Knowledge, any of its directors, officers or employees is, or since the Company’s inception has been under administrative, civil or criminal investigation, indictment or information by any Governmental Body or the subject of any audit or investigation of the Company with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract. (B) During the past 5 years, neither the Company nor any Affiliate of the Company has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract. To the Company’s Knowledge, there exists no material irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract that has led during the last 5 years or that, individually or in the aggregate, could lead to any of the consequences set forth in clause (A) or (B) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(iv) There exist: (A) no outstanding material claims against the Company, either by any Governmental Body or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract; and to the Knowledge of the Company there are no facts known upon which such a claim may be based in the future; and (B) no material disputes between the Company and any Governmental Body under the Contract Disputes Act, the Federal Acquisition Regulation (“FAR”), or any other federal statute or regulation or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract; and to the Knowledge of the Company no facts are known over which such a dispute may arise in the future. Except for claims for payment of fees and purchase prices in the ordinary course of business, the Company does not have any interest in any pending claim against any Governmental Body or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract.

(d) Schedule 3.13(d) lists each Government Contract which is currently under audit by any Governmental Body or any other person that is a party to such Government Contract. The Company has not received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any cost accounting standard.

(e) Schedule 3.13(e) lists all audits conducted by a Governmental Body (including but not limited to the DCAA or any Inspector General) which the Company has undergone in the last three years. In respect of each such audit, no Governmental Body has made recommendations or findings the effect of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available or provided Parent and Merger Sub with copies of all correspondence and other documentation or communications relating to any such DCAA or other audits.

(f) The Company or any of its directors, officers or employees, nor to its Knowledge, any of the Company’s Affiliates, has not been debarred or suspended or found ineligible from participation in the award of contracts with any Governmental Body. To the Knowledge of the Company there exist no facts, circumstances or conditions that, individually or in the aggregate, could reasonably be expected to warrant the institution of suspension or debarment or the finding of nonresponsibility or ineligibility on the part of the Company or any director or officer of the Company in the future. To the Company’s Knowledge, no employee, independent contractor, agent, consultant, representative or Affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unauthorized or unlawful. The Company’s cost accounting and procurement systems and the associated entries reflected in the Company Financial Statements and Interim Financial Statements with respect to the Government Contracts are in compliance in all material respects with all applicable laws, rules and regulations.

(g) To the Company’s Knowledge, all material test and inspection results provided by the Company to any Governmental Body pursuant to any Government Contract or to any other person pursuant to a Government Contract or as a part of the delivery to any Governmental Body or to any other person pursuant to a Government Contract of any article designed, engineered or manufactured by the Company were complete and correct in all material respects as of the relevant date so provided and any services provided by the Company were in compliance in all material respects with industry standards and applicable representations, warranties and certifications. The Company has provided all material test and inspection results to any person pursuant to a Government Contract as required by law and the terms of the applicable Government Contracts.

(h) Schedule 3.13(h) lists all Government Property (including all personal property, equipment and fixtures), which has been loaned, bailed, provided to, or acquired by the Company, by or on behalf of a Governmental Body, or pursuant to any Government Contract, together with a specific identification of each Government Contract to which the Government Property relates. To the Company’s Knowledge, the Company is in compliance in all material respects with all of its obligations relating to the Government Property, including but not limited to all relevant and applicable Government Property reporting and disposition requirements, and, upon the return or disposition thereof would have no liability to any Governmental Body with respect thereto.

(i) The Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether as a security interest or otherwise.

(j) The Company is in compliance in all material respects with all obligations to protect and secure classified information and specifically National Security Information, including, without limitation, those specified in the National Industrial Security Program Operating Manual (DOD 5220 22-M), as amended. The Company and the Parent have notified the Department of Defense Security Service (“DSS”) of the potential that this Agreement would result in a change in the control of the Company. Certain background information has been provided to DSS, and the DSS representative has advised the Company and the Parent that the Transaction may proceed.

(k) Except as expressly set forth in FAR 42.1204(b) and the National Industrial Security Program Operating Manual (DOD 5220 22-M) or set forth on Schedule 3.13(k): the Company is aware of no reason why, as a result of this Agreement or the Transactions, the Company would: (A) not be in a position to fully perform all obligations that may exist under the Government Contracts; (B) be precluded from assuming the obligations under the Government Contracts; (C) not obtain all of the assets and resources of the Company necessary and in all material aspects adequate and suitable for the performance of the Company’s existing Government Contracts; or (D) be deemed to have a conflict of interest or organizational conflict of interest as defined by the FAR or AMS. Based on its contacts and communications with the Government, the Company is not aware of a present intent of the Government to require a novation or other formal agreement as a result of this Agreement. The Company is unaware of any specific reason why, or intent of any Governmental Body to, suspend, revoke or downgrade the facility security clearances or individual/personal clearances as the result of this Agreement or the consummation of the Transactions.

Section 3.14 Backlog and Receivables.

(a) The Company calculated its backlog as of December 10, 2003 with billings through November 28, 2003 (which information has been provided to Parent and Merger Sub) in good faith and consistent with prior accounting periods. The Company is not aware of any facts or circumstances, including any notice of any program cancellation or change in program schedule, contract reduction, modification or early termination, that would reasonably be expected to cause, individually or in the aggregate, a material change in the Company’s calculation of its backlog.

(b) Schedule 3.14(a) provides an accurate and complete breakdown and aging of all billed and unbilled accounts receivable, notes receivable and other receivables of each of the Acquired Entities as of the Balance Sheet Date. All existing accounts receivable of the Acquired Entities (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been billed or that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) (i) represent valid obligations of customers of the Acquired Entities arising from bona fide transactions entered into the Ordinary Course of Business, and (ii) the Acquired Entities have no reason to believe they will not be collected in full when due, without any counterclaim or set off.

Section 3.15 Contracts.

(a) Schedule 3.15(a) identifies:

(i) each Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;

(ii) each Contract relating to the acquisition, transfer, use, development, sharing or license of any material technology, asset or Intellectual Property;

(iii) each Contract imposing any material restriction on the Acquired Entities’ right or ability (A) to compete with any other Person, (B) to acquire any material product or other assets or any services from any other Person, to sell any material amount of product or other assets to, or perform any material services for any other Person, or (C) develop or distribute any technology;

(iv) each Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each Contract relating to the acquisition, issuance or transfer of any securities of any Acquired Entity other than the Company’s standard stock option agreement, a form of which has been made available to Parent;

(vi) each Contract relating to the creation of any Encumbrance with respect to any material asset of an Acquired Entity;

(vii) each Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, or any surety arrangement;

(viii) each Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(ix) each Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(x) any other Contract that was entered into outside the Ordinary Course of Business or was inconsistent with the Acquired Entities, past practices; and

(xi) any other Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Acquired Entities having a value in excess of $50,000 in the aggregate.

Contracts in the respective categories described in clauses “(i)” through “(xii)” above are referred to in this Agreement as “Company Contracts”.

(b) The Acquired Entities have made available to Parent accurate and complete copies of all written Company Contracts. Schedule 3.15 provides an accurate description of the terms of each Company Contract that is not in written form. Schedule 3.15 lists each Company Contract entered into outside the Ordinary Course of Business involving any indemnity obligations of an Acquired Entity. Each Company Contract is valid and in full force and effect and is Enforceable by the Acquired Entities in accordance with its terms.

(c) The Company Contracts, the Leases, the Government Contracts and the Contracts listed on Schedule 3.7 collectively constitute all of the Contracts necessary to enable the Acquired Entities to conduct their businesses in the manner in which their businesses are currently being conducted (the “Material Contracts”).

(d) Except as set forth in Schedule 3.15:

(i) the Acquired Entities have not Breached any Material Contract, and, to the Company’s Knowledge, no other Person has Breached any Material Contract;

(ii) to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a Breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any

Material Contract, except as set forth on Schedule 3.6(b)(ii), (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract, except as set forth in FAR 42.1204(b) and the National Industrial Security Program Operating Manual (DOD 5220 22-M);

(iii) since December 31, 2002, the Acquired Entities have not received any notice or other communication regarding any actual or possible Breach of any Material Contract that has not been resolved; and

(iv) the Acquired Entities have not waived any of their rights under any Material Contract.

(e) To the Company’s Knowledge, no Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Acquired Entities under any Material Contract or any other material term or provision of any Material Contract, except for final cost audits under cost reimbursement Government Contracts or price adjustments under any price redeterminable Government Contracts.

(f) With respect to each Material Contract, the Material Contract will continue to be Enforceable, and in full force and effect on identical terms immediately following the consummation of the Transactions, and the consummation of the Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Acquired Entities to any Person or give any Person the right to terminate or alter the provisions of such Material Contract, except as set forth on Schedule 3.6(b)(ii). The consummation of the Transactions will not affect any of the Material Contracts in a manner that could reasonably be expected to be materially adverse to the Acquired Entities, except as set forth in FAR 42.1204(b) and the National Industrial Security Program Operating Manual (DOD 5220 22-M).

Section 3.16 Labor Relations. There are no collective bargaining or other labor union agreements to which an Acquired Entity is a party. There are, and for the past two (2) years have been, no strikes, work stoppages, union organization efforts, or to the Knowledge of the Company, lawsuits (other than grievance proceedings) pending or, to the Knowledge of the Company, threatened or reasonably anticipated between an Acquired Entity and (a) any current or former employees of an Acquired Entity or (b) any union or other collective bargaining unit representing such employees. To the Knowledge of the Company, there is no unfair labor practice charge or complaint or any other employment related charges or complaints, or other proceedings, against an Acquired Entity pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency. To the Knowledge of the Company, each Acquired Entity has complied and is in compliance with all applicable Laws relating to employment, labor, or the workplace, including Laws relating to collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker’s compensation, employee privacy and right to know. To the Knowledge of the Company, (i) no employees of an Acquired Entity have challenged their classification as “exempt” or threatened any Actions related to such classification, (ii) no Governmental Body has contacted an Acquired Entity asking for information regarding or challenging the classification of the employees of the Acquired Entities as exempt or non-exempt and (iii) the Acquired Entities are in compliance with all applicable wage and hour Laws. Other than the immediately preceding sentence, the Company makes no further representation or warranty with respect to the classification by the Acquired Entities of their employees as exempt or non-exempt. The Company has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and does not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the consummation of the transactions contemplated hereunder. To the Company’s Knowledge, no executive, key employee or group of employees currently has any plans to terminate employment with an Acquired Entity. To the Company’s Knowledge, no existing employee is in material Breach of the policies contained in the Company’s employee handbook.

Section 3.17 Pension and Benefit Plans.

(a) The Company has delivered or made available to Parent and Merger Subs prior to the execution of this Agreement true and complete copies of the plan documents, summary plan descriptions, summaries of material modifications, all related trust agreements, insurance contracts, or other funding arrangements, all related service provider agreements, annual financial or actuarial valuation reports and the three most recent Forms 5500 (with accompanying schedules), for all pension, retirement, profit-sharing, deferred compensation, stock option (including accompanying form agreements), employee stock ownership, severance pay, vacation, bonus or other incentive plans, employment or change in control agreements, medical, vision, dental or other health plans, life insurance plans and other employee benefit plans or fringe benefit plans, programs, arrangements or agreements, including, without limitation, all Employee Benefit Plans. To the Knowledge of the Company, no Employee Benefit Plan is or has been (i) a Multiemployer Plan within the meaning of Section 3(37) of ERISA or has any withdrawal liability pursuant to ERISA Sections 4201 through 4225 with respect to any such Multiemployer Plan, (ii) an Employee Pension Plan subject to Title IV of ERISA or (iii) subject to Section 412 of the Code. Schedule 3.17(a) contains (i) a list of all Employee Benefit Plans and (ii) a list of Employee Benefit Plans that are Employee Pension Plans.

(b) To the Knowledge of the Company, from their inception, all Employee Benefit Plans have been and are in compliance in all material respects (in form and in operation) with the applicable terms of ERISA and the Code and any other applicable Laws, including the terms of such plans. To the Knowledge of the Company, all required reports, returns, and descriptions (including annual reports (Forms 5500)), summary annual reports, and summary plan descriptions have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Benefit Plan.

(c) All liabilities (contingent or otherwise) under any Employee Benefit Plan are fully accrued or reserved against in the Company Financial Statements in accordance with GAAP.

(d) The Company has no obligations for retiree health or other welfare benefits under any Employee Benefit Plan or otherwise (other than continuation coverage to the extent required by applicable Law), and there are no restrictions on the rights of the Company to unilaterally amend or terminate any such Employee Benefit Plan at any time without incurring any material liability thereunder.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any Person under any Employee Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. No Employee Benefit Plan, individually or collectively, provides for any payment by the Company to any employee or independent contractor that is not deductible under Section 162(a)(1) or Section 404 of the Code or that is an “excess parachute payment” pursuant to Section 280G of the Code.

(f) Each Employee Pension Plan which is intended to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, the Company has delivered to Parent and Merger Sub true and complete copies of all such determination letters, and no fact or event has occurred that could adversely affect such qualified or exempt status.

(g) No Employee Benefit Plan is or is funded by a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

(h) The Company has not made any loan, or extended credit to, any employee of the Company.

(i) The Company has made or reserved all contributions (including employer contributions and employee salary reduction contributions) and other payments and paid all premiums required to be made or paid for each Employee Benefit Plan within the time periods prescribed by ERISA.

(j) There have been no non-exempt “Prohibited Transactions” with respect to any Employee Benefit Plan. No Fiduciary of any Employee Benefit Plan has breached any of the responsibilities or obligations imposed upon Fiduciaries under Title I of ERISA which shall subject the Company, directly or indirectly, to any penalty or liability for breach of Fiduciary duty.

Section 3.18 Taxes and Tax Matters.

(a) The Company has paid all Taxes due and payable by it for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed).

(b) The Company has filed on a timely basis all Tax Returns that the Company was required to file. All such Tax Returns were accurate and complete in all respects. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No notice has ever been received from a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests or Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) The Company has no Knowledge of any facts or circumstances which could give rise to a reasonable expectation that any Governmental Body may assess any additional Taxes for any period for which the Company has filed Tax Returns. There is no dispute or claim concerning any liability for Taxes of the Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Company has Knowledge based upon personal contact with any agent of such authority. The Company has delivered to Parent copies of, and Schedule 3.18 sets forth a complete and accurate list of, Tax Returns filed by the Company with respect to the taxable periods of the Company ended on or after August 31, 1998. Schedule 3.18 also indicates those Tax Returns that have been audited and indicates those Tax Returns that, to the Company’s Knowledge, currently are the subject of an audit.

(e) The unpaid Taxes of the Company (i) did not, as of the date of the Company Financial Statements, exceed the reserve for any Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the such financial statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(f) The Company has not filed a consent under Section 341(f) of the Code, concerning collapsible corporations. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing Agreement. The Company (A) has not been a member of an “affiliated group,” as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return and (B) does not have any liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise. None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(g) Schedule 3.18(g) sets forth the following information with respect to the Company as of the Balance Sheet Date (i) the tax basis of the Company in its fixed assets; (ii) the amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit, or excess charitable contribution allocable to the Company; and (iii) the amount of any deferred gain or loss allocable to the Company arising out of any “deferred intercompany transaction” as defined in Treas. Reg. Section 1.1502-13(a)(2).

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) ”closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) The Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j) No powers of attorney or other authorizations are in effect that grant to any person the authority to represent the Company in connection with any Tax matter or proceeding, and any such powers of attorney or other authorizations shall be revoked as of the Closing Date.

(k) The Company collected all sales, use and value added Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body and have furnished properly completed exemption certificates for all exempt transactions.

(l) The Company has never requested nor received any Private Letter Ruling from the IRS or comparable rulings from any other Governmental Body relating to Tax Matters.

(m) Notwithstanding any other provision hereof, the parties agree and acknowledge that the Company makes no representation, warranty or covenant (and expressly disclaims any such representation, warranty or covenant) whatsoever regarding the availability or non-availability of the deduction of (but not the calculation of) “net operating losses” within the meaning of Section 172 of the Code by any Acquired Entity for periods subsequent to August 30, 2002, whether as a result of the application of Code Section 269, 382, 383, or 384, or otherwise.

Section 3.19 Insurance.

(a) Schedule 3.19 lists all policies of title, asset, fire, hazard, casualty, liability, life, worker’s compensation and other forms of insurance of any kind owned or held by an Acquired Entity. All such policies: (a) are with insurance companies reasonably believed by the Company to be financially sound and reputable; (b) are in full force and effect and will continue to be in full force and effect following the consummation of the Transactions on the same terms and conditions; (c) to the Company’s Knowledge, are sufficient for compliance by the Acquired Entities with all requirements of all Contracts to which an Acquired Entity is a party and all Laws; (d) are valid and outstanding policies enforceable against the insurer; and (f) have the policy expiration dates set forth in Schedule 3.19.

(b) No Acquired Entity (and to the Company’s Knowledge, no counter-party) is in breach of any policy listed on Schedule 3.19, and no event has occurred which, with notice or lapse of time, would constitute a Breach by an Acquired Entity thereunder.

(c) No insurance that any Acquired Entity has ever carried has been canceled nor, to the Company’s Knowledge, has any such cancellation been threatened. No Acquired Entity has ever been denied coverage nor, to the Company’s Knowledge, has any such denial been threatened.

Section 3.20 Arrangements With Related Parties. No present or former officer, director, shareholder, consultant, agent or Person that was an affiliate of an Acquired Entity, nor any Person known by the Company to be an Affiliate of such Person (each a “Related Party”), is currently a party to any transaction or agreement with an Acquired Entity, including any agreement providing for any loans, advances, health or medical benefits, the employment of, furnishing of services by, rental of its assets from or to, or otherwise requiring payments to, any such Person.

Section 3.21 Records. The copies of the Acquired Entities’ Organizational Documents that were provided to Parent are accurate and complete and reflect all amendments made through the date hereof. The Acquired Entities’ minute books and other records made available to Parent for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the stockholders or directors of the Acquired Entities taken by written consent, at a meeting, or otherwise since formation.

Section 3.22 Assets and Inventory. The Acquired Entities have good, marketable, and indefeasible title to, or a valid leasehold interest in, all buildings, machinery, equipment, and other tangible assets located on their premises, shown on the Interim Financial Statements, or acquired after the Balance Sheet Date, which are necessary for the conduct of their business as currently conducted and as proposed to be conducted, in each case free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the Balance Sheet Date and Encumbrances listed on Schedule 3.22. Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition (subject to normal wear and tear), and is suitable for the purposes for which it is currently used. All new materials, work in progress, finished goods, inventoriable supplies or other items of inventory (if any) of the Acquired Entities (i) consist of items which are good and merchantable and of a quality and quantity presently usable and salable in the Ordinary Course of Business and (ii) have been reflected in the Company Financial Statements in accordance with GAAP. There has been no change in inventory valuation standards or methods with respect to the inventory of the Acquired Entities in the three years prior to the Closing Date. The quantities of any kind of inventory are reasonable in the current circumstances of the Acquired Entities.

Section 3.23 Environmental Matters. To the Company’s Knowledge, the Acquired Entities are in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Acquired Entities of all Permits and other authorizations from Governmental Bodies required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Acquired Entities have not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any Acquired Entity is not in compliance with any Environmental Law, and, to the Company’s Knowledge, there are no circumstances that may prevent or interfere with the Acquired Entities’ compliance with any Environmental Law in the future. To the Company’s Knowledge, no current or prior owner of any property leased or controlled by the Acquired Entities has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Acquired Entities are not in compliance with any Environmental Law. To the Company’s Knowledge, all applications required to have been filed for the renewal of Permits or authorizations from Governmental Bodies have been duly filed on a timely basis with appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Permits or authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

Section 3.24 Relations with Governmental Bodies. None of the Acquired Entities, nor to the Knowledge of the Company, any of the Acquired Entities’ officers, directors, employees or agents (or shareholders, distributors, representatives or other Persons acting on the express, implied or apparent authority of the Acquired Entities) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Body in the United States or elsewhere in connection with or in furtherance of the business of the Acquired Entities (including any offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Acquired Entities in obtaining business for or with, or directing business to, any Person, or (b) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of the Acquired Entities is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements. The Acquired Entities have not otherwise taken any action that would cause the Acquired Entities to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws of similar effect.

Section 3.25 Broker’s Fees. Except for the BB&T Fees, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company and neither the Company nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the Transactions.

Section 3.26 Product Warranties. All products and services provided by the Acquired Entities are sold, licensed or otherwise provided pursuant to terms that include (a) the Acquired Entities’ disclaimer of all warranties, express or implied, including those of merchantability, fitness for a particular purpose and non-infringement, (b) the Acquired Entities’ disclaimer of all consequential damages arising from the use or possession of the product or use or provision of the services, regardless of whether such liability is based on tort, contract or otherwise, and (c) language stating that if the foregoing disclaimers are held to be unenforceable, the Acquired Entities maximum liability shall not exceed the amount of money(ies) paid for such product(s).

Section 3.27 Banks; Power of Attorney. Schedule 3.27 sets forth a complete list showing the name of each bank or other financial institution in which the Acquired Entities have accounts (including the names of all Persons authorized to draw thereon or to have access thereto, the account number and the balance in each account as of the date hereof). Schedule 3.27 also states the name of each Person holding a power of attorney from any of the Acquired Entities and a brief description thereof.

Section 3.28 Security Clearances. Schedule 3.28 sets forth a true and complete list of all facility and personnel security clearances currently held by an Acquired Entity or by an officer, director, employee, consultant or independent contractor of an Acquired Entity. Schedule 3.28 is a list of all facility and personnel security clearances reasonably necessary to conduct the Acquired Entities’ businesses as currently conducted.

Section 3.29 Export and Import Laws and Regulations Compliance.

(i) To the Company’s Knowledge, the Acquired Entities are in compliance with all currently applicable U.S. Export and Import Laws. To the Company’s Knowledge, there are no claims, complaints, charges, investigations or proceedings pending or, to the Company’s Knowledge, reasonably expected or threatened between any Acquired Entity and the United States Government under any U.S. Export and Import Laws.

(ii) To the Company’s Knowledge, the Acquired Entities have complied with and are in compliance with all currently applicable Foreign Export and Import Laws. To the Company’s Knowledge, there are no claims, complaints, charges, investigations or proceedings pending or reasonably expected or threatened between any Acquired Entity and a foreign government under any Foreign Export and Import Laws.

(iii) To the Company’s Knowledge, no import and export licenses are required by U.S. Export and Import Laws and Foreign Export and Import Laws, for the conduct of the current business of the Acquired Entities.

Section 3.30 Accuracy of Information. None of the representations or warranties made by the Acquired Entities (as modified by the Company Disclosure Schedules), nor any statement made in any schedules or certificates furnished by the Acquired Entities pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the Stockholders or Option Holders in connection with soliciting their consent to this Agreement and the Merger, taken as a whole, contain any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The Acquired Entities have delivered to Parent true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder described in the Company Disclosure Schedules.

Section 3.31 Representations and Warranties of each Major Holder. Each Major Holder hereby separately represents and warrants to WFI, Parent and Merger Sub as follows:

(a) Company Shares and Stockholder Information. The Major Holder holds of record and owns beneficially, free and clear of any Liens, the number of Company Shares as set forth next to such Major Holder’s name in the Stockholder Table. Other than as set forth on Schedule 3.31(a), the Major Holder is not a party to any (i) Contract that could require such Major Holder to sell, transfer, or otherwise dispose of any capital stock of any Acquired Entity or (ii) other Contract with respect to any Equity Interests of any Acquired Entity.

(b) Capacity; Validity. The Major Holder has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of such Major Holder’s obligations hereunder. This Agreement has been duly executed and delivered by such Major Holder. The provisions of ARTICLE VII, ARTICLE VIII and ARTICLE X are Enforceable against such Major Holder.

ARTICLE IV

WFI, PARENT AND MERGER SUB

REPRESENTATIONS AND WARRANTIES

WFI, Parent and Merger Sub, jointly and severally, represent and warrant to the Acquired Entities that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement.

Section 4.1 Entity Status. WFI, Parent and Merger Sub are each an entity duly incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and to WFI, Parent and Merger Sub’s Knowledge, there is no pending or threatened, Action for their dissolution, liquidation, or insolvency.

Section 4.2 Power and Authority; Enforceability. WFI, Parent and Merger Sub each have the relevant corporate power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. WFI, Parent and Merger Sub each have taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which WFI, Parent and Merger Sub are a party has been duly authorized, executed, and delivered by, and is Enforceable against, WFI, Parent and Merger Sub.

Section 4.3 No Violation. The execution and delivery of the Transaction Documents and the performance and consummation of the Transactions by WFI, Parent and Merger Sub will not: (i) conflict with, or violate any provision of their Organization Documents, (ii) to their Knowledge, conflict with or violate any Law or Order to which WFI, Parent or Merger Sub is subject, (ii) Breach any Contract, or Permit to which WFI, Parent or Merger Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); (iii) require any Consent from a third party (except the possible need for consent from the DSS, current Company Government Contracting Officers pursuant to FAR 42.1204(b) and the National Industrial Security Program Operating Manual (DOD 5220-M).

Section 4.4 Brokers’ Fees. Neither WFI, Parent nor Merger Sub has Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Stockholder could become Liable.

Section 4.5 Merger Sub. Merger Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Merger Sub has not conducted any business activities. Parent directly owns all of the issued and outstanding shares of capital stock of Merger Sub. Parent and Merger Sub represent and covenant that the funds for the Purchase Price will be available at the Closing Date.

Section 4.6 U.S. Treasury Department Representation. WFI, Parent and Merger Sub acknowledge that U.S. federal regulations and executive orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engaging in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. WFI, Parent and Merger Sub represent and warrant as follows: (i) all evidence of identity provided herein is genuine and all related information furnished is accurate; (ii) the funds tendered for the purchase of securities hereunder are not directly or indirectly derived from activities that may contravene federal, state, or international laws and regulations, including anti-money laundering laws; (iii) neither WFI, Parent, Merger Sub nor any person controlling, controlled by, or under common control with, WFI, Parent, Merger Sub or any person having a beneficial interest in WFI, Parent or Merger Sub or providing financing to WFI, Parent or Merger Sub to consummate the Transactions, or for whom WFI, Parent or Merger Sub is acting as agent or nominee in connection with the transaction contemplated by this Agreement, is (A) a country, territory, person, or entity named on an OFAC list, or (B) a person or entity that resides or has a place of business in a country or territory named on such lists or which is designated as a non-cooperative jurisdiction by the Financial Action Task Force on Money Laundering; and (iv) neither WFI, Parent nor Merger Sub is a senior foreign political figure, or an immediate family member or close associate of a senior foreign political figure within the meaning of the USA Patriot Act of 2001.

Section 4.7 Knowledge of Inaccuracies. To the Knowledge of WFI, Parent and Merger Sub, none of the representations and warranties made by the Company or the Major Holders is inaccurate in any material respect.

ARTICLE V

COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business of the Acquired Entities Until Closing. The Company hereby covenants and agrees that, from the date of this Agreement until the Closing or the earlier termination of this Agreement, unless otherwise expressly contemplated by this agreement or consented to in advance and in writing by Parent, the Acquired Entities will carry on their businesses only in the Ordinary Course of Business, use their best efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and employees and maintain their relationships with customers, suppliers, licensors, licensees and others having business dealings with them, and use their best efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained. Without limiting the generality of the foregoing and except as set forth on Schedule 5.1, subject to applicable Laws, each of the Acquired Entities will not, without prior written consent of Parent:

(a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (ii) grant any severance or termination pay to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee; (iii) establish, adopt, enter into or amend any Employee Benefit Plan or other arrangement, except as may be required to comply with applicable Law; (iv) pay any benefit not provided for under any Employee Benefit Plan or other arrangement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Employee Benefit Plan or other arrangement or agreement or awards made thereunder); (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Agreement; (vii) promote or fire any director, officer or managerial level employee; or (viii) change, alter or enter into any employment agreement or consulting agreement;

(b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except as expressly required in the Company’s Organizational Documents (in effect as of the date hereof) with respect to shares of Company Preferred Stock;

(c) (i) redeem, purchase or otherwise acquire any Company Shares or any Commitments of the Company; (ii) effect any reorganization, recapitalization, merger or share exchange; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other Encumbrances) of, any Company Shares (including shares held in treasury), and Commitments for Company Shares (except for the issuance or sale of Company Shares pursuant to outstanding Commitments), or amend or otherwise modify the terms of any such Commitments the effect of which shall be to make such terms more favorable to the holders thereof;

(e) acquire or agree to acquire, by merging or consolidating with, by purchasing an Equity Interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business);

(f) (i) enter into any new real property, personal property or building lease or enter into any amendment of any existing Lease or Company Contract involving personal property that has the effect of increasing the Acquired Entity’s obligations thereunder, or (ii) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, any of its assets, except for sales, dispositions or transfers in the Ordinary Course of Business;

(g) propose or adopt any amendments to its Organizational Documents;

(h) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax Returns;

(i) make or agree to make any new capital expenditures which exceed, individually or in the aggregate, Ten Thousand Dollars ($10,000);

(j) (i) incur any Indebtedness or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Acquired Entity, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the Ordinary Course of Business pursuant to agreements set forth on the Company Disclosure Schedules, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than travel expense and payroll advances made to employees in the Ordinary Course of Business;

(k) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than (i) payments, discharges or satisfactions of obligations in the Ordinary Course of Business which are materially in accordance with their terms or liabilities reflected or reserved against in the Company Financial Statements or (ii) payments on the Company’s Indebtedness after providing notice to Parent, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Acquired Entity is a party;

(l) waive, release or assign any rights or claims, or modify, amend or terminate any agreement to which the Acquired Entity is a party;

(m) make any change in any method of accounting or accounting practice or policy other than those required by GAAP or a Governmental Body;

(n) take any action or fail to take any action that could reasonably be expected to have a Material Adverse Effect on the Company prior to the Closing or a Material Adverse Effect on the Surviving Corporation or Parent after the Closing, or that would adversely affect the ability of the Company prior to the Closing, or Parent or the Surviving Corporation after the Closing, to obtain Consents of third parties or approvals of Government Bodies;

(o) collect accounts receivables or pay accounts payable other than consistent with past practice and in the Ordinary Course of Business; or

(p) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through Section 5.1(o) or any action which would make any of the representations or warranties of any of the Acquired Entities contained in this Agreement untrue, incomplete or incorrect.

Section 5.2 Commercially Reasonable Efforts and Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries (if any) to use Commercially Reasonable Efforts to (i) ascertain whether any Consents, material licenses or novation agreements will be required from any Governmental Bodies in connection with the Transactions, (ii) obtain (and to cooperate with the other Party to obtain) any Consent of, or any exemption by, any Governmental Body and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries (if any) in connection with the Transactions, and to comply with the terms and conditions of any such Consent, (iii) obtain from any Governmental Bodies any material licenses or novation agreements, if any, required to be obtained or made by Parent, or Merger Sub, or the Company, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iv) make all necessary filings, and thereafter making any other required submissions, with respect to this Agreement and the consummation of the Transactions required under (A) the regulations of the Cognizant Agency and (B) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. The Company, Parent and Merger Sub shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. The Company shall provide Parent reasonable assistance in planning and facilitating the relocation of the Company’s San Diego, California operations to WFI’s San Diego,

California facilities following the Closing, and all costs of such relocation incurred following the Closing shall be borne by Parent.

(b) In furtherance of its covenant under Section 5.2(a)(i), the Company shall cause its officers to contact the Administrative Contracting Officer (“ACO”) responsible under the FAR to make novation decisions concerning the Company for the government prime contract customers listed on Schedule 3.13(b) to confirm the Company’s belief that no novations, formal agreement or other Consent will be required to transfer the Government Contracts listed on Schedule 3.13(b) as a result of the Transactions. Depending on the response from the ACO, either the Company or Parent may request that additional contracting officers (as set forth on Schedule 3.13(b) or an appropriate replacement if such persons are unavailable) be contacted. The Company shall also cause to be prepared a true and accurate memorandum reflecting these conversations and providing the following information for each of Company’s Government Contracts identified in Schedule 3.13(b): (i) identification by name, Governmental Body, and date of contact for each of the procurement contracting officers and administrative contracting officers contacted by an officer or employee of the Company pursuant to this Section 5.2(b); (ii) a summary of the communications including specifically the substance of all instructions, directions, conditions, requirements or requests made by any Governmental Body during or as a consequence of these contacts; (iii) the substance of all concerns, issues or problems, if any, identified to the Company during or as a consequence of the contacts with the Governmental Bodies; and (iv) any other information obtained during or as a consequence of these contacts that is relevant to the continued effectiveness of the Government Contracts as a result of the Transactions (the “Consent Memo”).

(c) In the event that the Company and Parent fail to obtain any required Consent, the Company shall use Commercially Reasonable Efforts, and shall take any such actions reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent or its Subsidiaries and their respective businesses resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such Consent.

(d) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the Transactions, including, without limitation, using Commercially Reasonable Efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Transactions and using Commercially Reasonable Efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Transactions or seeking material damages.

Section 5.3 Certain Tax Matters. From the date hereof until the Closing, the Company (a) will prepare and timely file with the relevant Taxing authority all Tax Returns required to be filed by the Company during such period (“Post-Signing Returns”), which Post-Signing Returns shall be accurate in all material respects, (b) will timely pay all Taxes due and payable with respect to such Post-Signing Returns, (c) will pay or otherwise make adequate provision for all Taxes payable by the Company for which no Post-Signing Return is due prior to the Closing, and (d) will promptly notify Parent of any action, suit, proceeding, claim or audit pending against or with respect to the Company in respect of any Taxes. The Company shall submit each Tax Return described in clause (a) of the preceding sentence to Parent at least fifteen business days prior to the date on which such Tax Return is to be filed, and the Company shall not file such Tax Return without Parent’s prior approval. Each such Tax Return shall be prepared and filed in a manner consistent with past practice and, on such Tax Return, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods. Without limiting the generality of the foregoing, the Company shall not, in any such Tax Return, adopt a new position, election or method that would have the effect of (i) deferring income from periods or portions of periods ending on or before the Closing Date to periods or portions of periods commencing after the Closing Date or (ii) accelerating deductions from periods or portions of periods commencing after the Closing Date to periods or portions or periods ending on or before the Closing Date.

Section 5.4 Access to Information.

(a) Between the date hereof and the Effective Time, each Acquired Entity will give Parent and Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access to all employees, consultants, contractors, offices, warehouses and other facilities and to all books and records of such Acquired Entity and will permit Parent and Merger Sub to make such reasonable inspections and reasonable investigations as Parent and Merger Sub may require. Each Acquired Entity will cause its officers to furnish Parent and Merger Sub with such financial and operating data and other information in respect of the business, properties and personnel of such Acquired Entity as Parent or Merger Sub may from time to time reasonably request.

(b) Each of Parent and Merger Sub will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Acquired Entities furnished to Parent or Merger Sub in connection with the Transactions pursuant to the terms of that certain Mutual Confidentiality Agreement, entered into between the Company and Parent, dated as of November 25, 2003.

Section 5.5 Security Clearances. The Acquired Entities shall, and shall cause their employees to, make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Acquired Entities and their employees from being revoked, suspended or downgraded.

Section 5.6 Acquisition Proposals. The Company will not, nor will it authorize or permit any officer, director, employee, consultant, contractor, investment banker, attorney, accountant or other advisor or representative of an Acquired Entity to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company shall notify Parent of any Acquisition Proposal (including the material terms and conditions thereof and the identity of the Person making it) as promptly as practicable after its receipt thereof, and shall thereafter inform Parent of any subsequent communications from or to the Person that made the Acquisition Proposal, including any material changes to the terms and conditions of such Acquisition Proposal. The Company shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.6 of the obligations undertaken in this Section 5.6. “Acquisition Proposal” means an offer or proposal regarding any of the following (other than the Transactions) involving the Company: (v) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (w) any sale of shares of capital stock of the Company; (x) any sale, lease exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20% or more of the outstanding Company Shares or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 5.7 Public Announcements; Employee Announcements.

(a) Each of Parent, Merger Sub and the Company will consult with one another before issuing any press release or otherwise making any public statements in respect of the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the Nasdaq National Market, as determined by Parent.

(b) Prior to the Effective Time, each of Parent, Merger Sub and the Company will consult with one another regarding any written and spoken statements to be made to the Company’s employees, consultants or independent contractors in respect of the Transactions, employee benefits, employee compensation and other transition and integration matters. All written communications and formal oral presentations shall be mutually agreed upon by Parent and the Company prior to any such communication or presentation, and the Company shall not make any written or oral statements to employees, consultants or independent contractors inconsistent with the guidelines provided in conjunction with such consultation.

Section 5.8 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) the discovery or receipt of information or knowledge concerning any fact or circumstance which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (iii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iv) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the Transactions, or (iv) any facts or circumstances that could reasonably be expected to result in a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the Party receiving such notice.

(b) From the date of this Agreement until the earlier of the Closing or the termination of the Agreement, the Company and Parent shall promptly notify each other in writing of any pending or, to the Knowledge of the Company or Parent, threatened action, proceeding or investigation by any Governmental Body or any other Person (A) challenging or seeking damages in connection with the Transactions, or (B) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the business or assets of the Company.

Section 5.9 WFI Commitment. Subject to the satisfaction or waiver of the conditions set forth in Section 6.2, WFI undertakes to provide, or cause to be provided, the Purchase Price in the amounts and manner provided for in this Agreement. WFI shall be required to fund the Purchase Price only in connection with the consummation of the Transactions. WFI will take all action necessary to cause Parent and Merger Sub to each perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.10 Purchase of Tail Insurance.

(a) The Company shall have in effect prior to the Closing Date a directors’ and officers’ liability insurance policy covering the present and former directors and officers of the Acquired Entities (the “Company Indemnified Parties”) for the period beginning on the Closing Date and ending upon the final disposition of any Indemnified Liabilities asserted or made prior to the sixth anniversary of the Closing Date (the “Tail Policy”). The Tail Policy shall have coverage limits equivalent to the existing director’s and officer’s liability insurance policy held by the Company and shall indemnify, defend and hold harmless the Company Indemnified Parties against all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including reasonable attorneys’ fees and expenses, that are paid in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person was a director or officer of an Acquired Entity whether pertaining to any matter existing at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions, in each case to the fullest extent permitted under the Acquired Entities’ Organizational Documents in effect immediately prior to the Merger and under Delaware Law as the same exists or may hereafter be amended to indemnify its own directors or officers, as the case may be.

(b) For a period of six years after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the Company Indemnified Parties from and against, and pay or reimburse the Company Indemnified Parties for, all Indemnified Liabilities resulting from or arising out of actions or omissions occurring on or prior to the Effective Time to the full extent permitted or required under applicable Law as of the Effective Time and, in the case of indemnification by the Surviving Corporation, to the extent permitted under the Company’s Organizational Documents in effect immediately prior to the Merger, including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions, in each case to the fullest extent permitted under the Company’s Organizational Documents in effect immediately prior to the Merger and under applicable Law as the same exists or may hereafter be amended to indemnify its own directors or officers, as the case may be.

Section 5.11 Assistance With Indebtedness. The Company shall assist Parent in arranging for the payment of any Indebtedness which Parent desires to retire, including providing for the termination of all Encumbrances of record on the assets of the Company.

Section 5.12 Supplements to the Company Disclosure Schedules. As promptly as practicable, the Company will provide Parent with a supplement or amendment to the Company Disclosure Schedules with respect to any material matter, condition or occurrence hereunder arising, which, if existing or occurring on any date prior to the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedules (“Updated Schedules”); provided however, that no Updated Schedule shall be deemed to cure any Breach of or alter any representation or warranty made in this Agreement so as to (a) permit the Closing to occur or (b) affect any Parent Indemnified Parties’ right to indemnification pursuant to ARTICLE VII, unless the Company can demonstrate any such Updated Schedule relates solely to matters, conditions or occurrences that arose after the date of this Agreement in which case no Parent Indemnified Party shall be indemnified for Damages arising out of the disclosure on such Updated Schedule.

Section 5.13 Return of Company Property. Unless mutually agreed by the Parties prior to the Closing Date, the Acquired Entities will have caused their directors, officers, employees, independent contractors and consultants to have returned to the Acquired Entities all property, equipment and assets of the Acquired Entities in their possession or made available to them by the Acquired Entities, including but not limited to, all leased property (collectively, the “Company Property”). All Company Property shall be onsite at the Company’s primary business facility on the Closing Date or at such other location as Parent shall reasonably request.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Closing and the Transactions shall be subject to the condition that no Governmental Body or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Transactions.

Section 6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The respective obligations of WFI, Parent and Merger Sub to consummate the Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or part by Parent, to the extent permitted by applicable Law:

(a) The representations and warranties of the Company and the Major Holders contained in this Agreement, other than those stated in Section 3.4 and 3.31(a), shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except that, in each case, any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on the Acquired Entities (it being understood that, for purposes of determining the accuracy of such representations and warranties all “Material Adverse Effect” qualifications and other materiality qualifications, contained in such representations and warranties shall be disregarded). The representations and warranties of the Company and the Major Holders contained in Section 3.4 and 3.31(a) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for de minimus inaccuracies.

(b) The Acquired Entities shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by them prior to or on the Closing Date.

(c) The Company shall have delivered to Parent a certificate, in substantially the form attached hereto as Exhibit C, dated the date as of the Closing Date, signed by the President, Chief Executive Officer and the Chief Financial Officer of the Company, certifying as to the fulfillment of the conditions specified in Section 6.2(a) and (b).

(d) There shall not have occurred a Material Adverse Effect on the Company or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Effect on the Company.

(e) There shall be no pending or threatened suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Transactions; (ii) relating to the Transactions and seeking to obtain from Parent, Merger Sub or the Company any damages that may be material to Parent or Merger Sub; (iii) seeking to prohibit or limit in any respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (iv) which would have a Material Adverse Affect on ability of the Surviving Corporation and Parent to operate the Company’s business after the Closing; or (v) which, if adversely determined, could have a Material Adverse Effect on the Company or Parent.

(f) The Company, the Escrow Agent and the Stockholder Agent shall have entered into the Escrow Agreement.

(g) The number of Company Shares held by Dissenting Stockholders shall not exceed 5% of the issued and outstanding Company Shares as of the Closing Date.

(h) The Company shall have received no notice from the Cognizant Agency (including all SCIF sponsors, if any) that such agency or authority will recommend that the Acquired Entities’ security clearances, including any facility security clearances or individual/personnel security clearances, be revoked, suspended or downgraded as a result of the consummation of the Transactions, provided, however, that any notice from the Cognizant Agency which specifies conditions or requirements which will be imposed to secure such clearances will not be treated as a failure to satisfy this condition to close unless such conditions or requirements could reasonably be expected to have a Material Adverse Effect on Parent or Surviving Corporation. The Parent and Company agree that the conditions orally identified to them by DSS on December 18, 2003, will not have a Material Adverse Effect on the Parent or Surviving Corporation.

(i) At the Closing, the Company shall have delivered or caused to be delivered to Parent all of the agreements, instruments and documents required to be delivered to Parent pursuant to the foregoing provisions of this Section 6.2, together with:

(i) each Consent listed (or required to be listed) on Schedule 3.6(b); provided, however, that the failure to obtain or deliver any Consent of a Governmental Body shall not be a breach of this condition to close to the extent the Company has complied with its obligations contained in Section 5.2 and 5.5;

(ii) an affidavit described in Code Section 1445(b)(3);

(iii) the written resignations of all of the current members of the board of directors and of the current officers of the Acquired Entities designated by Parent in its sole discretion, effective as of the Effective Time;

(iv) the Debt Schedule, CLO Schedule and the Stockholder Table, each updated as of the Closing Date to the reasonable satisfaction of Parent;

(v) a statement and release from BB&T in form and substance satisfactory to WFI and Parent in their sole discretion setting forth the total BB&T Fees payable to BB&T in connection with the Transactions and releasing any claim against the Company, the Surviving Corporation, Parent or WFI for any amount in excess of the BB&T Fees set forth therein;

(vi) the Consent Memo (which is reasonably satisfactory to Parent);

(vii) the Company shall have delivered evidence that each of the Company Warrants has either been exercised or terminated pursuant to ARTICLE II; and

(viii) such other documents as Parent may reasonably request.

Section 6.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing in whole or in part by the Company to the extent permitted by applicable Law:

(a) The representations and warranties of WFI, Parent and Merger Sub contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date.

(b) Parent shall have delivered the Stock Consideration, the Management Contract Fees and the Option Consideration minus the Escrow Cash to the Exchange Agent.

(c) Parent shall have delivered the Escrow Cash to the Escrow Agent pursuant to ARTICLE VII of this Agreement.

(d) Parent shall have tendered payment of the BB&T Fees to BB&T.

(e) Parent, Merger Sub and the Escrow Agent shall have entered into the Escrow Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Effect of Investigation; Survival of Representations, Warranties, Covenants and Agreements.

(a) Notwithstanding any right of Parent, Merger Sub or the Company (whether or not exercised) to investigate the affairs of Parent, Merger Sub or the Company, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument required to be delivered pursuant to ARTICLE VI of this Agreement. No information or Knowledge obtained by a Party in an investigation conducted by such Party shall affect or be deemed to modify any representation or warranty of any other Party contained herein or the conditions to the obligations of the Parties to consummate the Merger. The right to indemnification contained in this ARTICLE VII, or to any other remedy based on a Breach of the representations, warranties, covenants, and obligations of another Party will not be affected by any investigation conducted by a Party with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, about an accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation of any other Party.

(b) The covenants and agreements of the Acquired Entities, WFI, Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. The representations and warranties of the Acquired Entities, WFI, Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until March 31, 2005 (the “Expiration Date”), except that the representations contained in Section 3.4 (Capitalization; Shares and Stockholder Information), Section 3.5 (Power and Authority; Enforceability) (excluding those provisions of Section 3.5 pertaining to Enforceability), Section 3.18 (Taxes and Tax Matters) and Section 3.31 (Company Shares and Stockholder Information) shall survive until the termination of the statute of limitations applicable to the subject matter of such representations. Each of the Parties hereto agrees that, except for the representations and warranties contained in this Agreement, none of WFI, Parent, Merger Sub, the Company or the Major Holders has made any representations or warranties, and except for the representations and warranties contained in this Agreement, each of WFI, Parent, Merger Sub and the Company acknowledges that no representations or warranties have been made by, and it has not relied upon any representations or warranties made by, any of the Parties or any of their respective officers, directors, employees, consultants, contractors, agents, financial and legal advisors or other representatives (collectively, “Representatives”) with respect to this Agreement and the Transactions and the documents and instruments referred to herein, notwithstanding the delivery or disclosure to such Party or its Representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 7.2 Indemnity Escrow and Indemnification.

(a) Indemnity Escrow. At Closing, Parent, on behalf of the Major Holders, will deposit an aggregate of $1,000,000 of Stock Consideration and Option Consideration (the “Escrow Cash”) with the Escrow Agent to constitute the indemnity escrow fund for purposes of this ARTICLE VII and the escrow fund for purposes of any Downwards Adjustment Amount pursuant to Section 2.10 (the “Indemnity Escrow”). The Stock Consideration and Option Consideration received by each of the Major Holders will be reduced by their Pro Rata Share in accordance with the Stockholders Table. The Indemnity Escrow will be governed by the terms set forth herein and in the Escrow Agreement.

(b) Indemnification. Subject to the limitations set forth in this Section 7.2, each Major Holder will severally indemnify and hold harmless, up to its Pro Rata Share, WFI, Parent and the Surviving Corporation and their respective officers, directors, agents, attorneys and employees, and their Affiliates (individually a “Parent Indemnified Person” and collectively the “Parent Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, less any insurance proceeds actually received by Parent Indemnified Persons (collectively, “Damages”) arising out of or related to any inaccuracy, misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Acquired Entities in this Agreement, the Company Disclosure Schedules, or Exhibits to this Agreement. Notwithstanding the foregoing, Damages shall not include Losses solely and directly related to WFI’s status as a publicly traded company, including without limitation any diminution in value of the WFI common stock resulting from a Breach or the costs and expenses of litigation based on alleged violations of the federal or state securities laws arising from a Breach. Parent Indemnified Parties shall not be entitled to make a claim for Damages resulting from a Breach of Section 3.8(b) for Damages arising from a disallowance by the IRS of “net operating losses’ within the meaning of Section 172 of the Code by any Acquired Entity for any period, whether as a result of the application of Code section 269, 382, 383 or 384, or otherwise, if and to the extent a Parent Indemnified Party has made a claim for Damages arising from such disallowance as a Breach of Section 3.18. No Breach of the Noncompete Agreement will be deemed to be a Breach of this Agreement. Parent Indemnified Persons shall act in good faith and use Commercially Reasonable Efforts to mitigate any Damages they may suffer. Other than as provided in Section 2.10, the Major Holders shall have no obligation to indemnify Parent Indemnified Persons from and against any Damages pursuant to this Section 7.2 until the aggregate of such Damages for all Parent Indemnified Persons exceeds $300,000 (“Minimum Damages”), at which point the Major Holders will be obligated to indemnify Parent Indemnified Persons from and against all Damages (including those Damages that constitute such Minimum Damages).

(c) For claims for indemnification in excess of the Escrow Fund, the obligations of the Major Holders to indemnify the Parent Indemnified Parties shall be several in proportion to their Pro Rata Share. No Major Holder shall be liable for Damages arising out of or related to any inaccuracy, misrepresentation or Breach or default in connection with any of the representations or warranties given or made by any other Major Holder pursuant to Section 3.31. The Major Holders shall not be required to make any payment with respect to claims for indemnification in excess of an aggregate of Four Million Six Hundred Fifty Thousand Dollars ($4,650,000), including amounts paid from the Indemnity Escrow (the “Indemnification Cap”). The Indemnification Cap will not limit, except to the extent provided in the next sentence, each Major Holder’s indemnification obligations for indemnification claims arising out of or related to (a) fraud committed by such Major Holder, (b) fraud committed by the Company, provided that this shall not be applicable to those Major Holders listed on Schedule B, (c) Breaches or misrepresentations in connection with the warranties and representations contained in Section 3.4 (Capitalization), Section 3.5 (Power and Authority; Enforceability) (excluding those provisions of Section 3.5 pertaining to Enforceability) or (d) Breaches by such Major Holder of Section 3.31 (Company Shares and Stockholder Information). Notwithstanding any provisions to the contrary, any payment or the sum of any payments required to be made pursuant to ARTICLE VII by any Major Holder for all claims under ARTICLE VII shall not exceed in the aggregate the total aggregate amount of the Stock Consideration and Option Consideration received by such Major Holder.

Section 7.3 Escrow Period; Release From Escrow.

(a) Escrow Period. The escrow period shall terminate upon the Expiration Date (the “Termination Date”); provided, however, that a portion of the Indemnity Escrow that, in the reasonable judgment of Parent, subject to the objection of the Stockholder Agent and the subsequent arbitration of the matter in the manner provided in Section 7.6 hereto, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (as defined below) delivered to the Escrow Agent prior to the Termination Date with respect to facts and circumstances existing prior to the Termination Date, shall remain in the Indemnity Escrow until such claims have been resolved.

(b) Release from Escrow. Within three (3) business days after the Termination Date (the “Release Date”), the Escrow Agent shall release from escrow to the Major Holders their Pro Rata Share of any remaining Escrow Cash, less with respect to each such Major Holder the amount of the Escrow Cash equal to the sum of (i) such Major Holder’s portion of any indemnification payment delivered to Parent in accordance with Section 7.4 in satisfaction of indemnification claims by Parent Indemnified Persons, (ii) such Major Holder’s portion of any liability subject to delivery to Parent Indemnified Persons in accordance with Section 7.5 and Section 7.6 with respect to any pending but unresolved indemnification claims of Parent Indemnified Persons and (iii) such Major Holder’s portion of any Downwards Adjustment Amount delivered to Parent pursuant to Section 2.10(c). Any Escrow Cash held as a result of clause (ii) shall be released to the Major Holders or released to Parent (as appropriate) promptly upon resolution of each specific indemnification claim involved.

Section 7.4 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of Parent (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of the Major Holders set forth in Section 7.2, and specifying the items and amounts of such Damages, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.5, deliver to Parent out of the Indemnity Escrow, as promptly as practicable, the portion of the Escrow Cash equal to the amount of such Damages.

Section 7.5 Objections to Claims; Good Faith Attempt at Resolution.

(a) Objection by Stockholder Agent. At the time of delivery of any Officer’s Certificate to the Escrow Agent, Parent shall deliver a duplicate copy of such Officer’s Certificate to the Stockholder Agent. For a period of 14 calendar days after such delivery, the Escrow Agent shall make no delivery of Escrow Cash pursuant to Section 7.4 hereof unless the Escrow Agent shall have received written authorization from the Stockholder Agent to make such delivery. After the expiration of such 14 day period, the Escrow Agent shall make delivery of the Escrow Cash pursuant to Section 7.4 hereof, provided that no such payment or delivery may be made if the Stockholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such 14 day period.

(b) Good Faith Attempt at Resolution. In case the Stockholder Agent shall so object in writing to any claim or claims by Parent made in any Officer’s Certificate, Parent shall have 14 calendar days to respond in a written statement to the objection of the Stockholder Agent. If after such 14 day period there remains a dispute as to any claims, the Stockholder Agent and Parent shall attempt in good faith for 30 calendar days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Cash from the Indemnity Escrow in accordance with the terms thereof.

Section 7.6 Resolution of Conflicts and Arbitration.

(a) Arbitration. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 7.5, either Parent or the Stockholder Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Parent and the Stockholder Agent shall agree on the arbitrator, provided that if Parent and the Stockholder Agent cannot agree on such arbitrator, either Parent or the Stockholder Agent can request that

Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. Any such arbitration shall be held in San Diego, California conducted pursuant to the commercial rules then in effect for JAMS. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusion of law, which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the Parties, and notwithstanding any other provision of this ARTICLE VII, the Escrow Agent and the Parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Indemnity Escrow in accordance therewith.

(b) Judgment; Arbitration Expenses. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other Parties to the arbitration.

Section 7.7 Third Party Claims. In the event Parent becomes aware of a third-party claim (including any audits, investigations or proceedings initiated by the IRS) which Parent believes may result in a demand against the Indemnity Escrow, Parent shall notify the Stockholder Agent of such claim, and the Stockholder Agent shall be entitled to assume the defense of such claim with counsel reasonably satisfactory to Parent. Parent shall have the right in its sole discretion and at its expense to participate in the defense of any such claim defended by the Stockholder Agent. The Stockholder Agent shall have the right to settle any such claim with the consent of Parent, which shall not be unreasonably withheld or delayed. In the event that the Stockholder Agent has settled any such claim or has consented to any such settlement by Parent, the Stockholder Agent shall have no power or authority to object under Section 7.5 to the amount of any claim by Parent against the Indemnity Escrow for indemnity with respect to such settlement; provided that, if any claim involves both matters that are covered by the indemnity provisions of this ARTICLE VII and matters that are not, nothing contained herein shall entitle any Parent Indemnified Person to make a claim against the Indemnity Escrow with respect to the matters that are not covered by those indemnity provisions.

Section 7.8 No Right to Contribution or Indemnification. No Major Holder shall have any right of contribution or claim for indemnification against the Surviving Corporation or Parent in respect of any reduction in the amount of the Stock Consideration or Option Consideration received by such Major Holder under this Agreement that results from the operation or good faith enforcement of ARTICLE II or ARTICLE VII.

Section 7.9 Specific Performance. In addition to any other remedies which Parent may have at law or in equity, the Company hereby acknowledges that the Company and the Transactions are unique, and that the harm to Parent resulting from Breaches by the Company of its obligation cannot be adequately compensated by Damages. Accordingly, the Company agrees that Parent shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the Company and that Parent shall have the right to obtain an Order of such specific performance in any of the courts of the United States or any state or other political subdivision thereof.

Section 7.10 Remedies Cumulative. Subject to the limitations and qualifications set forth in this ARTICLE VII, the remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies under applicable law (including rescission in the event of fraud) against the other parties, or their respective successors or assigns; provided, however, after the Closing, the remedies provided by this ARTICLE VII shall be the Parent Indemnified Persons’ exclusive remedies for monetary damages for Breaches of representations, warranties and covenants under this Agreement.

ARTICLE VIII

STOCKHOLDER AGENT

Section 8.1 Stockholder Agent. The Security Holders have appointed Mr. Allan J. Camaisa as agent and attorney-in-fact (the “Stockholder Agent”), for each Security Holder, for and on behalf of the Security Holders, to (i) give and receive notices and communications, (ii) authorize delivery of the Escrow Cash to Parent from the Indemnity Escrow in satisfaction of claims by Parent, (iii) object to such deliveries, (iv) agree to, negotiate, enter into settlements and compromises of, and demand litigation or arbitration and comply with orders and awards of courts and arbitrators with respect to such claims, (v) establish a single bank account for receipt and subsequent distribution to the Security Holders of the Stock Consideration and Option Consideration, with Parent and any claims asserted thereunder, (vi) execute and deliver on behalf of the Security Holders any documents or agreements contemplated by or necessary or desirable in connection with this Agreement and the Escrow Agreement and (vii) take such further actions, including coordinating and administering post-closing matters related to the rights and obligations of the Security Holders, as are authorized in this Agreement and the Escrow Agreement. Prior to taking any action that could be reasonably expected to adversely affect the interests of any of the Security Holders, the Stockholder Agent shall provide reasonable notice to affected Security Holders of such intended action. The Stockholder Agent may be changed by the Security Holders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Agent may not be removed unless holders of a two-thirds interest in the Indemnity Escrow agree to such removal and to the identity of the substituted Stockholder Agent. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of the Indemnity Escrow. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for his services. Notices or communications to or from the Stockholder Agent shall constitute notice to or from each of the Security Holders.

Section 8.2 Exculpation. The Stockholder Agent shall not be liable for any act done or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment. For the avoidance of doubt, good faith shall not place a duty on the Stockholder Agent to give deference to the unique interests of any individual Major Holder, but shall reasonably require the Stockholder Agent to seek input from individual Major Holders and take such input into consideration.

Section 8.3 Actions of the Stockholder Agent. A decision, act, consent or instruction of the Stockholder Agent shall constitute a decision for all of the Security Holders, and shall be final, binding and conclusive upon each of such Security Holders, and the Exchange Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of every such Security Holder. The Exchange Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

Section 8.4 Expenses. The Major Holders shall each pay their Pro Rata Share of the reasonable expenses incurred by the Stockholder Agent while acting on behalf of the Security Holders under the authorization granted in this ARTICLE VI, provided that if the Stockholder Agent estimates such expenses to exceed $30,000 in the aggregate, the Stockholder Agent agrees to provide prior written notice to the Major Holders. Notwithstanding the foregoing, in the event Parent shall make a claim pursuant to Section 7.4, the expenses of the prevailing party shall be borne by the non-prevailing party in accordance with Section 7.6(b), in any dispute relating thereto.

Section 8.5 Reliance; Limitation as to Parent and Acquired Entities. Parent and the Acquired Entities may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Stockholder Agent, may continue to rely, without inquiry, upon the action of the Stockholder Agent as the action of each Security Holder in all matters referred to in this ARTICLE VIII; provided, however, that if Parent is given written notice of the appointment of a successor Stockholder Agent, Parent, the Acquired Entities, and the Security Holders shall be obligated to recognize, and shall be able to so rely only upon the action of, such successor Stockholder Agent as the Stockholder Agent for all purposes under this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

Section 9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by January 20, 2004 (the “Outside Date”); provided, however, that if the Closing has not occurred on or before the Outside Date due solely to the failure of the conditions to Closing set forth in Section 6.2(h) and Section 6.2(i)(vi) of ARTICLE VI to be satisfied, then if Parent so requests and the Company consents to such request (which consent shall not be unreasonably withheld), the Outside Date shall be extended to January 30, 2004; or

(b) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

Section 9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time if there is a Breach by WFI, Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 6.3 to be incapable of being satisfied.

Section 9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time if (a) a condition set forth in Section 6.2 to be incapable of being satisfied or (b) a Material Adverse Effect on the Acquired Entities has occurred.

Section 9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE IX, this Agreement (other than this Section 9.5, Section 5.4(b) and ARTICLE X shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages resulting from any willful or intentional Breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement. This Agreement, together with the Escrow Agreement, other Exhibits the Company Disclosure Schedules and the Mutual Confidentiality Agreement between the Company and Parent dated November 25, 2003, and the certificates, documents, instruments, and writings that are delivered pursuant hereto, together constitute the entire agreement and understanding of the Parties in respect of its and their subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated by this agreement.

Section 10.2 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (other than Parent Indemnified Persons) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.3 Assignment; Amendment.

(a) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, by merger or consolidation) or otherwise; provided, however, that prior to the Closing, Merger Sub and following the Effective Time, the Surviving Corporation, may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(b) Amendment. Following the Effective Time, the Parties may amend this Agreement by a written amendment signed by Parent, the Surviving Corporation and the Major Holders.

Section 10.4 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such Party:

If to WFI, Parent and Merger Sub (and after Closing to the Surviving Corporation):

WIRELESS FACILITIES, INC.

Attn: President

4810 Eastgate Mall

San Diego, CA 92121

Tel: (858) 228-2000

Fax: (858)228-2001

Copy to (which will not constitute notice):

Gray Cary Ware & Freidenrich LLP

Attn: Scott M. Stanton, Esq.

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Tel: (858) 677-1400

Fax: (858) 677-1477

If to the Company or any of the Acquired Entities

HIGH TECHNOLOGY SOLUTIONS, INC.

Attn: President

9771 Clairemont Mesa Boulevard, Suite A

San Diego, CA 92124

Tel: (858) 495-0508

Fax: (858) 495-0511

Copy to (which will not constitute notice):

Procopio, Cory, Hargreaves & Savitch LLP

Attn: John J. Hentrich, Esq.

          John C. O’Neill, Esq.

530 B Street, 21st Floor

San Diego, CA 92101

Tel: (619) 238-1900

Fax: (619) 235-0398

If to the Stockholder Agent:

Mr. Allan Camaisa

9450 La Jolla Farms Road

La Jolla, CA 92037

Tel: (858) 535-0175

Or to such other address or fax number as the Person to whom the notice is given may have previously furnished to the other Parties in writing in the manner set forth above.

Section 10.5 Publicity. Neither WFI, Parent, Merger Sub, the Company nor any Major Holder shall issue any press release or make any public disclosure regarding the Transactions unless such press release or public disclosure shall be approved by the parties mentioned in such press release or public disclosure in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the Securities and Exchange Commission or other regulatory bodies, make such statements with respect to the Transactions contemplated hereby as each such party may be advised by counsel shall be legally necessary or advisable, and may make such disclosure as it shall be advised by its counsel is required by Law.

Section 10.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise Breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.7 Submission to Jurisdiction; Waiver of Jury Trial; Service of Process.

(a) Submission to Jurisdiction. Except as set forth in Section 7.6, each Party submits to the exclusive jurisdiction of the federal courts sitting in San Diego, California, or, in the event no federal jurisdiction exists, to the courts of the State of California sitting in San Diego, in any Action arising out of or relating to this Agreement or the Merger and agrees that all claims in respect of the Action shall be heard and determined in any such court. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

(b) Waiver of Jury Trial. THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED ON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENT RELATING HERETO OR ANY DEALINGS AMONG THEM WITH RESPECT TO THE TRANSACTIONS. The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of the Transactions, including Contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on this waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING AND THE WAIVER SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an Action, this Agreement may be filed as a written consent to trial by court.

(c) Service of Process. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.4.

Section 10.8 Time. Time is of the essence in the performance of this Agreement.

Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 10.10 Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to any choice of Law principles.

Section 10.11 Expenses. The Acquired Entities and the Security Holders shall be solely responsible for the legal, accounting and other fees and expenses incurred by the Acquired Entities in connection with the preparation, execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby (“Expenses”). Parent and Merger Sub shall be solely responsible for their respective Expenses.

Section 10.12 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be paid by the Stockholders when due.

Section 10.13 Extensions; Waiver.

(a) Extension. At any time following the Effective Time, Parent and the Surviving Corporation, on the one hand, and the Stockholder Agent, on the other, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations of the other Party, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

(b) Waiver. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

Section 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination shall have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

Section 10.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to a similar subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.

Section 10.16 Incorporation of Exhibits and Company Disclosure Schedules. The Exhibits and the Company Disclosure Schedules are incorporated herein by reference and made a part hereof.

Section 10.17 Definitions.

“Acquired Entities” means the Company and each of the Acquired Subsidiaries.

“Acquired Subsidiaries” means the Subsidiaries listed on Schedule 3.2.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by contract or credit arrangements or otherwise.

“Affiliated Group” means any affiliated group under Code Section 1504(a) or any similar group defined under provisions of applicable Law.

“Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would (i) permit any Person to accelerate any monetary obligation or terminate or cancel any right or obligation, or (ii) require the payment of a monetary penalty.

“Capital Lease Obligations” means a payment obligation under a lease classified as a capital lease pursuant to FASB Statement of Financial Accounting Standards No. 13 Accounting for Leases.

“Cash and Cash Equivalents” means all cash, checks, money orders, and short-term highly liquid investments having an original maturity of three months or less.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cognizant Agency” means the Defense Security Service of the U.S. Department of Defense and each and every agency sponsoring or acting as a similar cognizant security authority for any Sensitive Compartmental Information Facility maintained by the Acquired Entities (if any) to the extent the Defense Security Service is not recognized as the Cognizant Agency for such facility.

“Commercially Reasonable Efforts” means the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to insure that such result is achieved as expeditiously and effectively as possible.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that require a Person to issue any of its Equity Interests, (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person, (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents, and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Company Options” means all options to purchase shares of Company Common Stock under the Company Option Plans outstanding immediately prior to the Effective Time.

“Company Option Plans” mean the Company’s 1996 Stock Option Plan, 1999 Stock Option Plan and 2002 Stock Option Plan.

“Company Warrants” means all warrants to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Consent” means any consent, approval, waiver, or other similar action.

“Contract” means any contract, agreement, or commitment, whether written or oral, pursuant to which any party has any ongoing obligations as of the date hereof.

“Copyrights” means all copyrights in both published works and unpublished works.

“DCAA” means the Defense Contract Audit Agency of the U.S. Department of Justice.

“Employee Agreement” means each management, employment, severance, consulting, or similar Contract between any Acquired Entity and any employee, consultant, independent contractor, or other individuals providing services thereto pursuant to which any Acquired Entity has or may have any Liability.

“Employee Benefit Plan” means each plan, program, policy, payroll practice, contract, agreement (including Employee Agreements), or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits, or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and each “Multiemployer Plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“Employee Pension Plan” means any Employee Benefit Plan that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Encumbrance” means any Order, Security Interest, easement, right of first refusal, or restriction on voting, transfer, or receipt of income, other than restrictions under federal and state securities laws and regulations.

“Enforceable” means the Contract is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Entity” or “Entities” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests, or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Wells Fargo Shareholder Services.

“Escrow Agreement” means the escrow agreement between Parent, the Stockholder Agent, and Escrow Agent, in substantially the form of Exhibit B.

“Excess Loss Account” is defined in Treas. Reg. Section 1.1502-19.

“False Claims Act” means The False Claims Act (31 U.S.C. §§ 3729-3733.)

“False Statements Act” means The False Statements Act (18 U.S.C. § 1001).

“FAR” means the Federal Acquisition Regulations.

“Fiduciary” is defined in ERISA Section 3(21).

“Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating the provision of services to parties not of the foreign country or the export and import of articles and information from and to the foreign country and to parties not of the foreign country.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Body” and “Government Bodies” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Government Contract” means any Government Prime Contract, Government Subcontract, Bid or Teaming Agreement.

“Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between the Company and either the U.S. Government.

“Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between the Company and any prime contractor to either the U.S. Government or any subcontractor with respect to a Government Prime Contract.

“Government Property” means property or equipment in the possession of or directly acquired by a Governmental Body and subsequently made available to the Company or any other property or equipment otherwise acquired by the Company to which a Governmental Body has title.

“Indebtedness” means all debt of the Company for borrowed money or other interest-bearing indebtedness as of the Closing, including without limitation, any prepayment or similar fees or charges related to the retirement or termination of bank debt of the Company which will be discharged or satisfied at or in connection with the consummation of the Transaction.

“Intellectual Property” means any rights, licenses and other claims that any Person may have to claim ownership, authorship, or invention, or the right to use, to object to or prevent the modification of, to withdraw from circulation, or to control the publication or distribution of, any trade dress, Marks, Patents, Copyrights, or Trade Secrets.

“IRS” means Internal Revenue Service.

An individual shall be deemed to have “Knowledge” or be aware of a particular fact or other matter if:

(a)	such individual is actually aware of such fact or other matter; or

(b)	such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

An Entity shall be deemed to have “Knowledge” of a particular fact or other matter if any executive officer of such Entity has Knowledge (determined as set forth above) of such fact or other matter.

“Law” means any domestic or foreign law (statutory, common, or otherwise), order, writ, injunction, decree, award, stipulation, ordinance or administrative doctrine, ordinance, equitable principle, code, rule, regulation, executive order, request, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended.

“Liability” or “Liable” means any liability or monetary obligation, whether absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Liens” means, in respect of any asset (including, any security) any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset.

“Losses” means all damages, losses (including any diminution in value and the loss of any available tax deduction), Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, expenses, costs associated with obtaining injunctive relief, and other costs, including reasonable fees and expenses of attorneys, accountants and other professional advisors, and of expert witnesses and other out-of-pocket costs of investigation, preparation, and litigation in connection with any Action or threatened Action.

“Marks” means all fictitious business names, trading names, corporate names, and registered trademarks, and service marks and applications therefor.

“Material Adverse Effect” means any effect that is or is reasonably likely to be materially adverse to the business, prospects, operations, condition (financial or otherwise), assets, or liabilities of the Party, that result in, or could reasonably result in, Material Losses to an Acquired Entity.

“Material Losses” shall mean Losses in excess of $500,000. Notwithstanding the foregoing, for purposes of Section 6.2(a), 6.2(d), 6.2(e), 6.2(h) and 9.4, Material Losses shall mean Losses in excess of $2,000,000.

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any applicable Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Multiemployer Plan” is defined in ERISA Section 3(37).

“National Security Information” means such term as defined in Executive Order No. 12958 released on April 17, 1995.

“Neutral Accounting Firm” means an independent certified public accounting firm of national or regional stature, agreed to by Parent and the Stockholder Agent and if they can not agree within 10 business days, means an independent certified public accounting firm selected by the independent certified public accounting firms selected by each of Parent and the Stockholder Agent.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality, and frequency to the extent practicable in the context of rapidly growing businesses) of the relevant Person and its Subsidiaries.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Patents” means all patents and patent applications.

“Permit” means any permit, license, certificate, approval, consent, waiver, accreditation, or other similar authorization required by any Law or Governmental Body.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, Governmental Body, or other business entity.

“Prohibited Transactions” is defined in ERISA Section 406 and Code Section 4975.

“Pro Rata Share” means the Major Holder’s portion of the Stock Consideration and Option Consideration received by it expressed as a percentage of the sum of the Stock Consideration and Option Consideration payable to all the Major Holders, as set forth on the “Pro Rata Share” column of the Stockholder Table.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (i) liens for taxes, assessments, governmental charges, or claims that are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Company Financial Statements in an amount equal to the Liability for which the lien is asserted, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent, or with respect to amounts being contested in good faith by appropriate proceedings, and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Sensitive Compartmental Information Facility” means any Company facility where Sensitive Compartmented Information is developed, stored or kept.

“Sensitive Compartmented Information” means such term as defined in the Director of Central Intelligence Directive 1/19, Security Policy for Sensitive Compartmented Information and Security Policy Manual (effective March 1, 1995).

“Subsidiary” means, with respect to any Person: (a) any corporation in which a controlling interest in the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a controlling interest of the Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers, or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Tax” or, collectively, “Taxes,” means, with respect to any country, any and all taxes, including, but not limited to, federal, foreign, territorial, provincial, regional, state, city, municipal, county, possession and local taxes, assessments and other governmental charges, levies, fees, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use, capital, occupation and volume, quantity or weight of hazardous wastes generated or disposed of, and value added, ad valorem, transfer, registration, stamp, estimated, franchise, inventory, withholding, payroll, recapture, employment, windfall profits, property, GST, capital, severance, premium, customs, duties and excise taxes, retail sales, goods and services, commodity, harmonized, health, education, social service, estate, succession, death, interest equalization, severance, license, payroll, business, branch, premium, environmental, disability, employee’s income withholding, worker’s compensation, employment insurance, unemployment insurance, social insurance, health insurance and social security taxes together with all interest, penalties and additions imposed with respect to such amounts by any taxing authority (domestic or foreign) and any obligations under any agreements, arrangements, or contracts with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity, including transferee liability.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means all know-how, formulas, patterns, compilations, devices, methods, techniques, processes, confidential information, customer lists, technical information, data, programs, process technology, plans, drawings, and blue prints.

“Transaction Documents” means this Agreement and the Escrow Agreement.

“Transactions” means all of the transactions contemplated by this Agreement, including: (a) the Merger, the filing of the Merger Certificate, and Parent’s delivery of the Purchase Price hereunder; (b) the execution, delivery, and performance of all of the documents, instruments, and agreements to be executed, delivered, and performed in connection herewith, including the Transaction Documents; and (c) the performance by Parent and the Merger Sub, the Acquired Entities, and the Stockholders of their respective covenants and obligations under this Agreement.

“Treas. Reg.” means the temporary and final regulations promulgated under the Code.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR)(22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR)(15 CFR 730-774), and all other laws and regulations of the United States Government regulating the provision of services to non-U.S. parties or the export and import of articles or information from and to the United States of America and non-U.S. parties.

“Working Capital” means the current assets (excluding Cash and Cash Equivalents and tax assets arising from any recharacterization of non-current deferred tax assets shown on the Interim Financial Statement) plus the sum of (i) $37,500 as a credit for a portion of the premium for the Tail Policy and (ii) amounts receivable to the Company as the result of the exercise of Company Options less the current liabilities (excluding the BB&T Fees, the Management Contract Fees and the current portion of the Company’s Indebtedness and Capital Lease Obligations) calculated in accordance with GAAP consistent with the financial statements of the Company for the fiscal year ended August 29, 2003.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

WIRELESS FACILITIES, INC.

By:	/s/ Eric DeMarco

Name:	Eric DeMarco
Title:	President

WFI GOVERNMENT SERVICES, INC.

By:	/s/ Eric DeMarco

Name:	Eric DeMarco
Title:	Chief Executive Officer

HORSESHOE MERGER SUB, INC.

By:	/s/ Eric DeMarco

Name:	Eric DeMarco
Title:	Chief Executive Officer

HIGH TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Allan J. Camaisa

Name:	Allan J. Camasia
Title:	Chairman and CEO

[Signatures continue on following page]

MAJOR HOLDERS: ACCESS TECHNOLOGY PARTNERS BROKERS FUND, L.P.

By:	/s/ Thomas Szymoniak

Title:	Attorney in Fact

ACCESS TECHNOLOGY PARTNERS, L.P.

By:	/s/ Thomas Szymoniak

Title:	Attorney in Fact

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ Alan J. Sadayasu

Name:	Alan J. Sadayasu
Title:	Vice President

INTEL 64 FUND, LLC

By:	/s/ INTEL 64 FUND OPERATIONS, INC.
Title:	Coordinating Member

	By:	/s/ Ravi Jacob

	Name:	Ravi Jacob
	Title:	Vice President, Finance & Enterprise Services Group

[Signatures continue on following page]

W CAPITAL PARTNERS MUSTANG, L.P.

By:	/s/ Steve Wertheimer

Title:	Managing Director

H&Q Employee Venture Fund 2000, L.P.

By:	/s/ Thomas Szymoniak

Title:	Attorney in Fact

Hambrecht & Quist California

By:	/s/ Thomas Szymoniak

Title:	Attorney in Fact

Hambrecht & Quist Employee Venture Fund, L.P. II

By:	/s/ Thomas Szymoniak

Title:	Attorney in Fact

By:	/s/ E.G. Bumatay

Ernie Bumatay

By:	/s/ Allan Camaisa

Allan Camaisa

By:	/s/ William Green

Bill Green

By:

John Maring

By:	/s/ Alan Stewart

Alan Stewart

The Stockholder Agent is executing this Agreement for the purpose of acknowledging his responsibilities under this Agreement.

STOCKHOLDER AGENT

By:	/s/ Allan Camaisa

Allan Camaisa

INDEX

ACO	36
Acquired Entities	55
Acquired Subsidiaries	55
Acquisition Proposal	38
Action	55
Actual Cash and Cash Equivalents	7
Actual Working Capital	7
Adjustment Amount	9
Affiliate	55
Affiliated	55
Affiliated Group	55
Agreement	1
Audited Financial Statements	14
Balance Sheet Date	14
BB&T	7
BB&T Fees	7
Breach	55
Capital Lease Obligations	55
Cash and Cash Equivalents	55
CLO Schedule	7
Closing	2
Closing Date	2
Code	55
Cognizant Agency	55
Commercially Reasonable Efforts	56
Commitment	56
Common Stock Consideration	3
Company	1
Company Common Stock	3
Company Contracts	22
Company Disclosure Schedules	9
Company Financial Statements	14
Company Indemnified Parties	39
Company Option Plans	56
Company Options	56
Company Preferred Stock	3
Company Property	40
Company Shares	3
Company Stock Certificate	3
Company Warrants	56
Consent	56
Consent Memo	36

Contract	56
Copyrights	56
Damages	44
DCAA	56
Debt Schedule	7
Delaware Law	2
Dispute Notice	7
Dissenting Shares	6
Dissenting Stockholders	6
Documents	5
Downwards Adjustment Amount	9
DSS	20
Effective Time	2
Employee Agreement	56
Employee Benefit Plan	56
Employee Option Holders	5
Employee Pension Plan	56
Encumbrance	57
Enforceable	57
Entities	57
Entity	57
Environmental Law	57
Equity Interest	57
ERISA	57
Escrow Agent	57
Escrow Agreement	57
Escrow Cash	44
Estimated Cash and Cash Equivalents	8
Estimated Working Capital	8
Excess Loss Account	57
Exchange Agent	4
Exchange Fund	4
Expenses	54
Expiration Date	43
False Claims Act	57
False Statements Act	57
FAR	19, 57
Fiduciary	57
Foreign Export and Import Laws	57
GAAP	58
Government Bodies	58
Government Contract	58
Government Prime Contract	58
Government Property	58
Government Subcontract	58
Governmental Body	58

Indebtedness	58
Indemnification Cap	45
Indemnified Liabilities	39
Indemnity Escrow	44
Intellectual Property	58
Interim Financial Statements	14
IRS	58
JAMS	47
Knowledge	58
Law	59
Leases	17
Liability	59
Liable	59
Liens	59
Losses	59
Major Holders	1
Marks	59
Material Adverse Effect	59
Material Contracts	22
Material Losses	59
Materials of Environmental Concern	59
Merger	1
Merger Certificate	2
Merger Sub	1
Minimum Damages	45
Multiemployer Plan	59
National Security Information	60
Neutral Accounting Firm	60
Neutral Accounting Firm Calculations	8
Non-Competition Agreement	1
Officer’s Certificate	46
Option Holders	4
Order	60
Ordinary Course of Business	60
Organizational Documents	60
Outside Date	49
Parent	1
Parent Indemnified Person	44
Parent Indemnified Persons	44
Parties	1
Patents	60
Payroll Company	5
Permit	60
Person	60
Post-Signing Returns	36
Preferred Stock Consideration	3

Pro Rata Share	60
Prohibited Transactions	60
Purchase Price	1
Related Party	28
Release Date	45
Report	7
Representatives	44
Review Period	7
Securities Act	60
Security Holders	4
Security Interest	60
Sensitive Compartmental Information Facility	61
Sensitive Compartmented Information	61
Stock Consideration	3
Stockholder Agent	48
Stockholder Table	3
Stockholders	1
Subsidiary	61
Surviving Corporation	2
Tail Policy	39
Tax	61
Tax Return	61
Taxes	61
Termination Date	45
Trade Secrets	62
Transaction Documents	62
Transactions	62
Treas. Reg.	62
U.S. Export and Import Laws	62
Updated Schedules	40
Upwards Adjustment Amount	9
WFI	1
Working Capital	62

EXHIBITS

Exhibit A	Form of Merger Certificate
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Company’s Officers’ Certificate

SCHEDULE A

Access Technology Partners Brokers Fund, L.P.

Access Technology Partners, L.P.

GE Capital Equity Investments, Inc.

Intel 64 Fund, LLC

W Capital Partners Mustang, L.P.

H&Q Employee Venture Fund 2000, L.P.

Hambrecht & Quist California

Hambrecht & Quist Employee Venture Fund, L.P. II

Ernie Bumatay

Allan Camaisa

Bill Green

John Maring

Alan Stewart

SCHEDULE B

Access Technology Partners Brokers Fund, L.P.

Access Technology Partners, L.P.

Intel 64 Fund, LLC

H&Q Employee Venture Fund 2000, L.P.

Hambrecht & Quist California

Hambrecht & Quist Employee Venture Fund, L.P. II